UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14-A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Safeway Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SAFEWAY INC.

5918 Stoneridge Mall Road

Pleasanton, CA 94588-3229

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Safeway Inc., a Delaware corporation (the “Company”), will be held at the Hawaiian Village Beach Resort & Spa, 2005 Kalia Road, Honolulu, Hawaii, on Wednesday, May 14, 2008, at 8:00 a.m., Hawaiian local time, for the following purposes:

1.	To elect 11 directors of the Company to serve for a term of one year and until their successors are elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2008;

3.	To consider and vote upon three stockholder proposals, if properly presented at the Annual Meeting, which are opposed by the Board of Directors; and

4.	To transact such other business as may properly come before the meeting and any adjournments or postponements.

Only stockholders of record at the close of business on March 17, 2008 will be entitled to receive this notice and to vote at the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder present at the Annual Meeting and, for any purpose relevant to the Annual Meeting, during ordinary business hours for at least 10 days prior to the Annual Meeting, at the corporate offices of the Company at the address indicated above.

Whether or not you plan to attend the Annual Meeting in person, we urge you to ensure your representation by voting by proxy as promptly as possible. You may vote by completing, signing, dating and returning the enclosed proxy card by mail, or you may vote by telephone or electronically through the Internet, as further described on the proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used.

Important Notice regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 14, 2008: The Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 29, 2007 are available free of charge at www.safeway.com/investor_relations.

By Order of the Board of Directors,

ROBERT A. GORDON

Secretary

Pleasanton, California

Dated: April 2, 2008

SAFEWAY INC.

5918 Stoneridge Mall Road

Pleasanton, CA 94588-3229

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE MEETING

This Proxy Statement is furnished to our stockholders on behalf of the Board of Directors of Safeway Inc., a Delaware corporation (“Safeway” or the “Company”), in connection with the solicitation by the Board of Directors of proxies for use at our Annual Meeting of Stockholders, to be held at the Hawaiian Village Beach Resort & Spa, 2005 Kalia Road, Honolulu, Hawaii, on Wednesday, May 14, 2008, at 8:00 a.m., Hawaiian local time, and at any adjournments or postponements. It is anticipated that the mailing to stockholders of this Proxy Statement and the enclosed proxy card will commence on April 2, 2008.

Only stockholders of record at the close of business on March 17, 2008 (the “Record Date”) will be entitled to vote at the meeting. At the close of business on that date, there were 437,879,640 shares of our Common Stock issued and outstanding and entitled to vote. Each such issued and outstanding share of Common Stock is entitled to one vote. A majority of the issued and outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business.

Voting

If shares are not voted in person, they cannot be voted on your behalf unless a proxy is given. Subject to the limitations described below, you may vote by proxy:

•	By completing, signing and dating the enclosed proxy card and mailing it promptly in the enclosed envelope;
•	By telephone; or
•	Electronically through the Internet.

Voting by Proxy Card.    Each stockholder may vote by proxy by using the enclosed proxy card. When you return a proxy card that is properly signed and completed, the shares of Common Stock represented by your proxy will be voted as you specify on the proxy card. If you own Common Stock through a broker, bank or other nominee that holds Common Stock for your account in a “street name” capacity, you should follow the instructions provided by your nominee regarding how to instruct your nominee to vote your shares.

Voting by Telephone or Through the Internet.    If you are a registered stockholder (that is, if you own Common Stock in your own name and not through a broker, bank or other nominee that holds Common Stock for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 9 p.m., Pacific time, on May 13, 2008. Please see the proxy card provided to you for instructions on how to access the telephone and Internet voting systems. If your shares of Common Stock are held in “street name” for your account, your broker, bank or other nominee will advise you whether you may vote by telephone or through the Internet.

For those stockholders who are participants in any of Safeway’s 401(k) plans, the enclosed proxy card also serves as a voting instruction to the 401(k) Plan Trustee for the Safeway shares held in the 401(k) plans as of the Record Date, provided that instructions are furnished over the Internet or by telephone by 6 a.m., Pacific time, on May 12, 2008, or that the proxy card is signed, returned and received by 6 a.m., Pacific time, on May 12, 2008.

Votes cast at the Annual Meeting will be tabulated by the inspector of election for the Annual Meeting. Shares represented by any proxies marked with abstentions or represented by any “broker non-votes” (as described in the next paragraph) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Broker non-votes occur when a broker, bank or other nominee holding shares for your account does not vote on a particular matter because the nominee does not have discretionary authority to vote on such matter and has not received voting instructions from you.

In uncontested elections of directors, such as this election, each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. Similarly, a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote is required for approval of all of the other proposals properly submitted for consideration at the Annual Meeting. A “majority of the votes cast” means that the number of votes cast “for” a director candidate or proposal must exceed the number of votes cast “against” that candidate or proposal. In accordance with our By-Laws, for purposes of determining the outcome of the election of directors or any proposal, shares represented by proxies reflecting abstentions or broker non-votes will be treated as not present and not entitled to vote with respect to such election or proposal. In light of the foregoing considerations, any abstentions or broker non-votes will not affect the election of any candidate or the approval or rejection of any proposal. With respect to the Annual Meeting this year, the New York Stock Exchange (“NYSE”) has confirmed to us that, under its rules, brokers, banks and other nominees will have discretionary authority to vote on Proposals 1 and 2, but not on Proposals 3, 4 and 5.

Revocation of Proxy

A stockholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by giving a subsequent proxy or by delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used. If you receive two or more proxy cards, please vote with respect to each in accordance with the procedures described thereon to ensure all of the shares are represented. All shares represented by each properly completed and unrevoked proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it unusable. All shares properly voted in accordance with the procedures set forth in this Proxy Statement and the accompanying proxy card will be voted in accordance with your instructions.

Solicitation of Proxies

The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, by telecopy and telephone and personally by a few of our officers and regular employees who will not receive additional compensation for such solicitation. Brokers, banks and other nominees will be reimbursed for out-of-pocket expenses incurred in obtaining proxies or authorizations from the beneficial owners of our Common Stock. In addition, we have retained Georgeson to assist with the solicitation of proxies for a fee of $18,000, plus reimbursement for customary out-of-pocket expenses.

Annual Meeting Admission

You are entitled to attend the Annual Meeting only if you were a Safeway stockholder or joint holder as of the close of business on March 17, 2008 or you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record or hold your shares through a Safeway benefit plan, your name will be verified against the list of stockholders of record or plan participants as of the Record Date prior to your being admitted to the Annual Meeting. If you are not a stockholder of record but hold shares through a broker, bank or other nominee (i.e., in “street name”), you should provide proof of your beneficial ownership as of the Record Date, such as your most recent account statement prior to March 17, 2008, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting.

The meeting will begin promptly at 8:00 a.m., Hawaiian local time. Check-in will begin at 7:00 a.m., Hawaiian local time, and you should allow ample time for the check-in procedures.

Other Matters

The purpose of the meeting and the matters to be acted upon are set forth in the attached Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, management knows of no other business to be presented for consideration at the Annual Meeting. However, if any such other business shall properly come before the Annual Meeting, votes will be cast pursuant to properly submitted proxies with respect to any such other business in accordance with the best judgment of the persons acting under said proxies.

Electronic Delivery of Future Proxy Materials and Annual Report

The Annual Report and Proxy Statement are available on our Web site at www.safeway.com/investor_relations. Instead of receiving future copies of the Annual Report and Proxy Statement by mail, stockholders can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Stockholders of Record.    If you vote on the Internet at www.investorvote.com/swy, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.computershare.com/us/ecomms.

Beneficial Stockholders.    If you hold your shares in “street name,” you also may have the opportunity to receive copies of the Annual Report and Proxy Statement electronically. Please check the information provided in the proxy materials mailed to you by your broker, bank or other nominee regarding the availability of this service.

In addition, as part of our strong corporate focus on environmental responsibility, we are giving serious consideration to implementing the new “e-proxy” model for delivery of our Annual Report and Proxy Statement for our 2009 annual meeting.

Householding of Annual Meeting Materials

Some banks, brokers and other nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Annual Report and Proxy Statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: Investor Relations, Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, California 94588, telephone: 925-467-3790. If you want to receive separate copies of the annual report or proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee, or you may contact us at the above address or telephone number.

Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the section on forward-looking statements and in the risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 29, 2007 (the “2007 10-K”) and in our periodic reports on Form 10-Q and Form 8-K.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Our Board of Directors has adopted Corporate Governance Guidelines (the “Guidelines”) to assist in the exercise of its responsibilities in serving our best interests and the best interests of our stockholders. The Guidelines address such matters as director qualification standards, director independence, duties of the Lead Independent Director, size of the Board, selection of new directors, sessions of non-management directors, director compensation, Board access to senior management and independent advisors, stock ownership guidelines and the Board’s annual self-evaluation process. A complete copy of the Guidelines is available on our Web site at www.safeway.com/investor_relations, or in print to any stockholder by calling 925-467-3790.

Director Independence

As part of the Guidelines, the Board approved Director Independence Standards to assist in determining each director’s “independence.” Our Director Independence Standards are in addition to, and go beyond, the “independent director” standards established by the NYSE. Our Director Independence Standards are as follows:

(a)	A director will not be deemed independent if he or she has any of the following relationships:

(i) the director is, or has been within the preceding eight years, employed by Safeway;

(ii) the director has received, during the current calendar year or any of the three immediately preceding calendar years, remuneration of more than $100,000 for service by the director as an advisor, consultant or legal counsel to Safeway or to an executive officer of Safeway;

(iii) the director holds more than 5% of the equity of an entity that has received, during the current calendar year or any of the three immediately preceding calendar years, remuneration of more than $100,000 for service as an advisor, consultant or legal counsel to Safeway or to an executive officer of Safeway;

(iv) the director is employed or self-employed (other than as a director) by an entity that has received, during the current calendar year or any of the three immediately preceding calendar years, remuneration of more than $100,000 for service as an advisor, consultant or legal counsel to Safeway or to an executive officer of Safeway;

(v) the director has a personal services contract(s) with Safeway, which results in payments of more than $100,000 during the current or preceding calendar year;

(vi) the director has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from Safeway, other than for former service as an interim Chairman or Chief Executive Officer or other executive officer;

(vii) an immediate family member1 of the director has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from Safeway for serving as an executive officer of Safeway;

(viii) an immediate family member of the director was employed by Safeway as an executive officer within the preceding eight years;

(ix) (A) the director or an immediate family member is a current partner of a firm that is Safeway’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Safeway’s audit within that time;

[1]

“Immediate family member” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person’s home.

(x) a present Safeway executive officer is or was within the past three years on the board of directors of a company which employed the Safeway director or an immediate family member of the director as an executive officer at the same time;

(xi) a Safeway director is a current employee, director, partner and/or holder of a greater than 5% equity interest, or an immediate family member is an executive officer, of another company which, during any of the last three fiscal years, received payments from Safeway, or made payments to Safeway, or was indebted to Safeway, or to which Safeway was indebted, and such payments were more than the greater of $1,000,000 or 1% of the other entity’s consolidated annual gross revenues, or the total amount of either company’s indebtedness to the other is greater than $1,000,000 or 1% of the total consolidated assets of such company; or

(xii) a Safeway director serves as an officer, director or trustee of a charitable organization, and Safeway’s discretionary charitable contributions to the organization, in any of the three preceding fiscal years, were greater than the lesser of $500,000 or 1% of that organization’s total annual charitable receipts.

(b)	For relationships covered by the guidelines in subsection (a) above, compensation received by a director as a director of Safeway (including director and committee fees) and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) shall not be considered in determining independence. Further, the fact that a director of Safeway also serves as a director of one or more of Safeway’s subsidiaries shall not be considered in determining independence, provided that such director is otherwise independent with regard to such subsidiary or subsidiaries in accordance with the guidelines in subsection (a) above and other applicable rules and regulations.

(c)	For relationships not covered by the guidelines in subsection (a) above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth in subsection (a) above. We will specifically explain in our annual proxy statement the basis for any board determination that a relationship was immaterial despite the fact that it did not meet the categorical standards of materiality set forth in subsection (a) above.

(d)	References to Safeway in the described standards include any parent or subsidiary in a consolidated group with Safeway.

(e)	References to the director in subsections (ii), (iii), (iv), (v) and (xii) of subsection (a) include immediate family members of the director.

The Board has affirmatively determined that each of Janet E. Grove, Mohan Gyani, Paul Hazen, Frank C. Herringer, Robert I. MacDonnell, Douglas J. Mackenzie, Kenneth W. Oder, Rebecca A. Stirn, William Y. Tauscher and Raymond G. Viault has no material relationship with Safeway. The Board has also affirmatively determined that each of Ms. Grove and Ms. Stirn and Messrs. Hazen, Herringer, Gyani, MacDonnell, Mackenzie, Tauscher and Viault is independent under Safeway’s Director Independence Standards and the “independent director” standards of the NYSE. While Mr. Oder is independent under the “independent director” standards of the NYSE, because Mr. Oder served as our Executive Vice President of Labor Relations, Human Resources, Legal and Public Affairs from 1993 until September 2000, Mr. Oder is not independent under Safeway’s Director Independence Standards solely because Safeway’s standards require that a director, to be independent, must not have been an employee within the last eight years. In September 2008, more than eight years will have elapsed since Mr. Oder last served as a Safeway employee. In its determination of independence, the Board also evaluated the facts and circumstances relating to the following transactions:

In May 1998, we made a loan to Mr. Tauscher in connection with his purchase of shares of our Common Stock pursuant to the mandatory stock ownership requirement of the 1999 Amended and Restated Equity Participation Plan of Safeway Inc. (the “1999 Equity Plan”) then in effect. The principal amount of the loan was

$133,070, and the loan accrued interest at a rate of 5.75% per annum. Mr. Tauscher paid off the entire principal amount of this loan, plus accrued interest totaling $98,012.65, on March 24, 2008. In light of the relative insignificant amount of such loan in comparison to the individual net worth of Mr. Tauscher, and the fact that the loan was entered into on arms-length terms at an interest rate commensurate with those prevailing at the time, the Board concluded that this relationship was immaterial and did not impair the independence of Mr. Tauscher. This loan was granted prior to the implementation of the Sarbanes-Oxley Act of 2002, and was thus expressly exempted from the prohibitions of Section 402(a) of the Sarbanes-Oxley Act.

Mr. Gyani is a member of the board of directors of Union BanCal Corporation, which operates through its banking subsidiary, Union Bank of California (of which Mr. Gyani is also a board member). We did business with Union Bank of California in fiscal years 2005, 2006 and 2007. Mr. Gyani is not an employee of either Union BanCal Corporation or Union Bank of California, nor does Mr. Gyani receive any compensation from Union BanCal Corporation or Union Bank of California other than compensation as a director of each entity. The Board reviewed the payments made to, and received from, Union Bank of California during fiscal years 2005, 2006 and 2007 and determined that such amounts were immaterial pursuant to our Director Independence Standards and the “independent director” standards of the NYSE.

Mr. Viault is a member of the board of directors of Cadbury Schweppes, PLC and Newell Rubbermaid Inc., entities with which we did business in fiscal years 2005, 2006 and 2007. Mr. Viault is not an employee of either Cadbury Schweppes or Newell Rubbermaid, nor does Mr. Viault receive any compensation from Cadbury Schweppes or Newell Rubbermaid other than compensation as a director of each entity. The Board reviewed the payments made to, and received from, each of Cadbury Schweppes and Newell Rubbermaid during fiscal years 2005, 2006 and 2007 and determined that such amounts were immaterial pursuant to our Director Independence Standards and the “independent director” standards of the NYSE.

Mr. Mackenzie owns one-half of a partnership that owns one-third of Bear Valley Alpine Ski Company, an entity that paid commissions in 2007 to Blackhawk Network, Inc., one of our subsidiaries, in connection with the sale of Bear Valley gift cards by Blackhawk Network. The Board determined that the commissions paid to Blackhawk Network in connection with these gift cards were immaterial in amount pursuant to our Director Independence Standards and the “independent director” standards of the NYSE.

Mr. Herringer’s spouse is a member of the board of directors of Wachovia Corporation, an entity with which we did business in fiscal years 2005, 2006 and 2007. Mrs. Herringer is not an employee of Wachovia Corporation, nor does Mrs. Herringer receive any compensation from Wachovia Corporation other than compensation as a director of such entity. The Board reviewed the payments made to, and received from, Wachovia Corporation during fiscal years 2005, 2006 and 2007 and determined that such amounts were immaterial pursuant to our Director Independence Standards and the “independent director” standards of the NYSE.

Lead Independent Director

The Guidelines provide that our independent directors will annually elect a Lead Independent Director to perform certain functions. The independent directors elected Paul Hazen to serve as the Lead Independent Director for 2008. In addition to the duties all Board members have, the specific responsibilities of the Lead Independent Director include:

•	Presiding at all meetings of the Board at which the Board’s Chairman is not present, including executive sessions of the independent directors;
•	Serving as a liaison between the Chairman and the independent directors;
•	Approving and including information sent to the Board and working to ensure that the directors have information necessary to perform their duties;

•	Approving agendas for meetings of the Board and its committees (if the Lead Independent Director directs that an item(s) be included on the agenda, such item(s) will be included);
•	Approving schedules for Board meetings to assure that there is sufficient time for discussion of all agenda items;
•	Having the authority to call meetings of the independent directors;
•	Recommending to the Chairman the retention of consultants, as necessary, who report directly to the Board;
•	Coordinating, developing the agenda for and moderating executive sessions of the Board’s independent directors;
•

Evaluating, along with the members of the Executive Compensation Committee and the Board, the performance of the Chief Executive Officer and Chief Financial Officer, and meeting with such officers to discuss the Board’s evaluations;

•	Recommending to the Chairman of the Nominating and Corporate Governance Committee the membership of the various Board committees, as well as selection of the committees’ chairs;
•	If requested by large stockholders, ensuring that he or she is available for consultation and direct communication; and
•	Such other duties and rights as the Board may from time to time authorize.

In performing the duties described above, the Lead Independent Director is expected to consult with and solicit the participation of the chairs of the appropriate Board committees. The Lead Independent Director has authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

Interested Party Communications with Directors

The Board of Directors has adopted a policy and procedures for receiving communications from interested parties of the Company. Any interested party may send written correspondence to the Board, the Lead Independent Director, a committee of the Board, the non-management directors or any individual director in his or her capacity as such. The correspondence should be sent to the attention of the General Counsel and include the following information: the name, mailing address and telephone number of the interested party sending the communication, and, if the interested party is a stockholder, the number of Company securities owned by the stockholder and, if the stockholder is not the record owner of our stock, the name of the record owner. The General Counsel will forward correspondence not more suitably directed to management to the Board, the Lead Independent Director, committee or individual director(s), as appropriate. The General Counsel will log and prepare a summary of all correspondence that is not forwarded to the Board, committee or individual director(s) and will make such log available to the Board.

Board Meetings and Committees

The Board of Directors held five meetings in fiscal 2007. Each director attended 75% or more of the total number of Board meetings and meetings of Board committees on which the director served during the time such director served on the Board or committees. Each director is expected to attend our Annual Meeting of Stockholders in person, absent extraordinary circumstances. All nine directors who served on the Board during 2007 attended the 2007 Annual Meeting. In 2007, the Board of Directors had the following standing committees: Audit Committee; Executive Compensation Committee; Nominating and Corporate Governance Committee; Executive Committee; and the Committee on Strategic Initiatives. The Board has affirmatively determined that each member of the Audit, Compensation and Nominating and Corporate Governance committees has no material relationship with us and is “independent” under our Director Independence Standards and the “independent director” standards of the NYSE currently in effect. The Audit, Compensation and Nominating and Corporate Governance committees operate pursuant to written charters, available at www.safeway.com/investor_relations, or in print to any stockholder by calling 925-467-3790.

The current composition of each Board committee is:

Audit Committee	Executive Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee	Committee on Strategic Initiatives
Mohan Gyani (Chair)	Raymond G. Viault (Chair)	Paul Hazen (Chair)	Steven A. Burd (Chair)	Douglas J. Mackenzie (Chair)
Janet E. Grove	Paul Hazen	Janet E. Grove	Paul Hazen	Mohan Gyani
Robert I. MacDonnell	Frank C. Herringer	Mohan Gyani	Robert I. MacDonnell	Paul Hazen
Rebecca A. Stirn	Robert I. MacDonnell	Raymond G. Viault	William Y. Tauscher	William Y. Tauscher
Rebecca A. Stirn
William Y. Tauscher

Audit Committee:    The functions of the Audit Committee include selecting, evaluating and, where appropriate, replacing independent auditors employed by the Company; conferring with the independent auditors regarding their audit of the Company and the independent auditors’ opinions; meeting with the independent auditors and management to review and discuss the Company’s annual and quarterly financial statements, including the Company’s specific disclosure under management’s discussion and analysis; approving the audit and non-audit services of such auditors and other terms of their engagement; considering the adequacy of internal financial controls and the results of fiscal policies and financial management of the Company; meeting with our internal auditors; reviewing with the independent and internal auditors the results of their examinations; recommending changes in financial policies or procedures as suggested by the auditors; and preparing the report that is required by Securities and Exchange Commission (“SEC”) rules to be included in this Proxy Statement. During fiscal 2007, the Audit Committee held eight meetings.

The Report of the Audit Committee is included in this Proxy Statement.

Audit Committee Financial Experts:    Pursuant to Section 407 of the Sarbanes-Oxley Act, the SEC has adopted rules requiring companies to disclose whether their Audit Committee has at least one “audit committee financial expert,” as that term is defined in SEC rules. The Board of Directors has determined that each of Mohan Gyani and Robert I. MacDonnell qualifies as an “audit committee financial expert” and that each of them is “independent,” as noted above.

Executive Compensation Committee:    The Executive Compensation Committee reviews and approves our goals and objectives relevant to compensation of our executive officers, stays informed as to market levels of compensation and, based on evaluations submitted by management, sets compensation levels for our executive officers that correspond to our goals and objectives. With respect to our Executive Vice Presidents, our Chief Executive Officer assesses the individual performance of each such executive and proposes base salaries for each. The Executive Compensation Committee then sets these salaries. The Executive Compensation Committee also evaluates the Company’s goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and makes a recommendation to the Board regarding the Chief Executive Officer’s base salary for the next fiscal year. The Executive Compensation Committee makes recommendations to the Board with respect to incentive compensation plans and equity-based plans. In addition, it approves grants of stock options and other equity awards to our executive officers, including the Chief Executive Officer, in accordance with Rule 16b-3 under the Securities Exchange Act of 1934 (“Rule 16b-3”). The Executive Compensation Committee also adopts performance goals with respect to performance-based compensation for our executive officers, including the Chief Executive Officer, and certifies whether performance goals are met before performance-based compensation is paid to our executive officers in accordance with Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). The Executive Compensation Committee is also responsible for administering the 1999 Equity Plan and our 2007 Equity and Incentive Award Plan (the “2007 Equity Plan”). The Committee is also responsible for evaluating and recommending to the Board the compensation of our non-employee directors. During fiscal 2007, the Executive Compensation Committee held four meetings.

The Executive Compensation Committee participates in the preparation of the Compensation Discussion and Analysis for inclusion in this Proxy Statement and our Annual Report on Form 10-K and also produces a Report of the Executive Compensation Committee for inclusion in this Proxy Statement, each in accordance with applicable rules and regulations. The Executive Compensation Committee performs any other action required to be performed by a committee or subcommittee of “non-employee directors” (pursuant to Rule 16b-3) and “outside directors” (pursuant to Section 162(m) of the Code).

In August 2007, the Executive Compensation Committee retained a compensation consulting firm, Frederic W. Cook & Co., Inc. (“Cook & Co.”), to act as the Committee’s consultant on executive and director compensation matters. Cook & Co. was retained directly by the Committee and reports directly and exclusively to the Committee. With regard to executive and director compensation, Cook & Co. was engaged to advise the Committee on the reasonableness of our compensation levels in comparison with those of other similarly situated companies and on the appropriateness of our compensation program structure in supporting our business objectives. Cook & Co. does not provide any consulting services to Safeway or our executive officers or management.

Prior to the engagement of Cook & Co., Towers Perrin, a human resources consulting firm, acted as the Committee’s consultant on executive and director compensation matters. Towers Perrin has provided and continues to provide other compensation and benefits consulting services to us and our management unrelated to executive compensation, but Towers Perrin no longer provides consulting services to the Committee.

Neither Cook & Co. nor Towers Perrin determined or recommended the specific amounts or form of compensation for executive officers or directors.

The Executive Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Executive Compensation Committee reviews the total fees paid to outside consultants annually to ensure the consultants maintain their objectivity and independence when rendering advice to the Committee.

The Report of the Executive Compensation Committee is included in this Proxy Statement.

Nominating and Corporate Governance Committee:    The functions of the Nominating and Corporate Governance Committee are to propose nominees for election to the Board of Directors and consider the qualifications of director nominees, including any stockholders’ nominees. The Nominating and Corporate Governance Committee recommended to the Board the slate of directors for election at this Annual Meeting, including Mr. Herringer and Mr. Oder who were each appointed to the Board in March 2008 upon the recommendation of the Nominating and Corporate Governance Committee. Other duties and responsibilities of the Nominating and Corporate Governance Committee include: reviewing proposals submitted by stockholders; assessing the size and composition of the Board and its committees; overseeing the annual evaluation of the Board; and making recommendations to the Board regarding matters such as our Certificate of Incorporation, By-Laws, Corporate Governance Guidelines and the charters of the Board committees. During fiscal 2007, the Nominating and Corporate Governance Committee held three meetings.

Executive Committee:    The Executive Committee was established in June 2004 to provide a forum for regular communication between our Chief Executive Officer and the Board in addition to the regularly scheduled Board meetings. The Executive Committee has the authority to exercise the power of the Board, except as prohibited by Delaware law, or except as is more appropriately within the duties of the Audit Committee, the Executive Compensation Committee or the Nominating and Corporate Governance Committee of the Board. During fiscal 2007, the Executive Committee held five meetings.

Committee on Strategic Initiatives:    The Committee on Strategic Initiatives was established in October 2005 to provide strategic advice and oversight with respect to new business ventures. During fiscal 2007, the Committee on Strategic Initiatives held seven meetings.

Non-Management Executive Sessions:    The non-management directors meet in executive session on a periodic basis, but no less than two times a year, without management directors or management present. The Lead Independent Director presides at these meetings. In his absence, the non-management directors select a director to preside over the meeting at the beginning of the executive session. During fiscal 2007, the non-management directors held three executive sessions. The Lead Independent Director, Paul Hazen, acted as Chairman of each of those sessions.

Executive Compensation Committee Interlocks and Insider Participation

The Executive Compensation Committee is comprised entirely of independent directors. Please see the discussion regarding Mr. Tauscher’s previously outstanding loan under “Corporate Governance Principles and Board Matters – Director Independence” earlier in this Proxy Statement.

Consideration of Board Nominees

The Board of Directors has adopted a process for identifying and evaluating director nominees. The Nominating and Corporate Governance Committee may consider candidates recommended by professional search firms, board members, stockholders or other sources. The Nominating and Corporate Governance Committee will consider candidates for director recommended by any stockholder who is and has been, for a period of at least six months, the beneficial owner of more than 1% of our outstanding Common Stock. Candidates nominated by stockholders will be evaluated in the same manner as any candidate identified by a member of the Nominating and Corporate Governance Committee. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board. The Nominating and Corporate Governance Committee will preliminarily review each potential candidate’s qualifications in light of our standards for overall structure and composition of the Board and the minimum director qualifications, as set forth in our Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee, and the candidate’s independence, as set forth in our Director Independence Standards and the “independent director” standards of the NYSE. Each director candidate must possess the fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. In evaluating the suitability of individual candidates, the Nominating and Corporate Governance Committee will consider a candidate’s education and professional background, experience as an officer or director of a publicly held company, experience in corporate governance, expertise in a specific area of our operations and existing commitments to other businesses, as well as any other criteria deemed relevant by the Board. If the Nominating and Corporate Governance Committee determines, after a preliminary inquiry, that the potential candidate may be qualified, the Committee will conduct an investigation and interview the potential candidate, as necessary, to make an informed final determination. The Nominating and Corporate Governance Committee will select, by majority vote, the most qualified candidate or candidates, as the case may be, to recommend to the Board for approval as a director nominee.

Any nominations from stockholders should include the nominee’s name and qualifications for Board membership and should be addressed to our Corporate Secretary. Any stockholder who wishes to recommend a candidate for nomination to the Board who would be considered for election at our 2009 Annual Meeting is strongly encouraged to do so no later than the date stockholder proposals satisfying the requirements of SEC Rule 14a-8 are due. (See “Stockholder Proposals for 2009 Proxy Statement” later in this Proxy Statement.)

Majority Vote Standard and Director Resignation Policy

In March 2006, our Board of Directors approved an amendment to our By-Laws that changed the vote standard for the election of directors in uncontested elections from a plurality standard to a “majority of the votes cast” standard. This means each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a candidate for director must exceed the number of votes cast “against” that director. In a contested election (i.e., where the number of nominees exceeds the number of directors to be elected), the plurality vote standard remains in place.

In addition, the amendment to our By-Laws incorporated the substance of the director resignation policy the Board had adopted in 2005 as part of our Corporate Governance Guidelines. As so incorporated, the By-Laws provide that following any uncontested election, any incumbent director who did not receive a majority of the votes cast must tender his or her resignation to the Nominating and Corporate Governance Committee for consideration by the Board. (Under Delaware corporation law, any such incumbent director would ordinarily continue as a “holdover” director until his or her successor was elected and qualified.) Within 60 days after certification of the stockholder vote, the Nominating and Corporate Governance Committee must recommend to the Board the action to be taken with respect to the offer of resignation. The Board must act on the Committee’s recommendation within 90 days after certification of the stockholder vote. The Board must, within five business days after reaching its decision, publicly disclose the decision, including, if applicable, the reasons for not accepting a resignation offer, by filing with the SEC a Current Report on Form 8-K. If the Board were to accept all tendered resignations, resulting in the Company having fewer than three directors who were in office before the election, the Board may extend the 90-day period for an additional 90 days, provided it concludes an extension would be in our best interests.

Any director who tenders his or her resignation pursuant to these By-Law provisions cannot participate in the Nominating and Corporate Governance Committee’s recommendation or the Board’s determination of whether to accept the resignation offer. If each member of the Nominating and Corporate Governance Committee receives a majority of “against” votes at the same stockholder meeting, the Board must appoint a committee of independent directors who did not receive a majority of “against” votes to consider the resignation offers and make the recommendations to the Board. If no independent directors receive a majority of the votes cast, the Board will act on the resignation offers, provided no director who has received a majority of “against” votes can participate in or vote on the decision whether to accept or reject such director’s resignation offer.

Policy Regarding Stockholder Rights Plans

In 2004, our Board of Directors adopted a policy stating that we would submit any stockholder rights plan (also known as a “poison pill”) to a stockholder vote, subject only to the ability of the Board to act on its own to adopt a rights plan if the Board, exercising its fiduciary duties under Delaware law, determines such a submission would not be in the best interests of stockholders under the circumstances. If the Board adopts such a rights plan, it will expire unless ratified by the stockholders within one year of adoption. The policy is contained in our Corporate Governance Guidelines, available at www.safeway.com/investor_relations, or in print to any stockholder by calling 925-467-3790. In March 2008, our Board adopted an amendment to our By-Laws providing that the amendment of any stockholder rights plan that has the effect of extending the term of the stockholder rights plan or any rights or options provided thereunder shall require the approval of three quarters of the independent members of the Board, and further providing that any stockholder rights plan adopted after the effective date of the By-Law amendment will expire if not so amended no later than one year following the later of the date of its adoption and the date of its last such amendment. The foregoing provision is not applicable to any stockholder rights plan ratified by our stockholders. We do not currently have a stockholder rights plan in place.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics for directors, officers (including our principal executive officer, principal financial officer and principal accounting officer or controller) and employees to focus the Board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help foster a culture of honesty and accountability. Our Code of Business Conduct and Ethics is available on our Web site at www.safeway.com/investor_relations, or in print to any stockholder by calling 925-467-3790.

Policy Regarding Stockholder Proposals that Receive a Majority Vote

Our Board of Directors has adopted a policy that provides that the Nominating and Corporate Governance Committee initially will review and evaluate any stockholder proposal that receives a majority vote at an annual meeting. After such review, the Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors as to how to proceed with respect to the proposal. The Board will review the recommendation of the Nominating and Corporate Governance Committee, make a determination as to whether to implement the proposal as presented, discuss the proposal further with the proponent and/or consider the proposal more in depth prior to making a determination. The policy is contained in our Corporate Governance Guidelines, available at www.safeway.com/investor_relations, or in print to any stockholder by calling 925-467-3790.

TRANSACTIONS WITH RELATED PERSONS

Please see the discussion regarding Mr. Tauscher’s previously outstanding loan under “Corporate Governance Principles and Board Matters – Director Independence” earlier in this Proxy Statement. Our Board of Directors adopted the policy and procedures for the review, approval or ratification of “Related Party Transactions” described below in March 2007, and, as a result, the previously outstanding loan to Mr. Tauscher was not reviewed, approved or ratified pursuant to such policy and procedures.

Policy and Procedures for the Review, Approval or Ratification of Transactions with Related Persons

In March 2007, our Board of Directors adopted a written policy and procedures for the review, approval or ratification of “Related Party Transactions.” For purposes of the policy, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Party had, has or will have a direct or indirect interest. The policy defines “Related Party” as:

•	Any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;
•	Any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;
•

Any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

•

Any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or principal or is in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Under the policy, the Audit Committee reviews the relevant facts and circumstances of each Related Party Transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the Related Party’s interest in the transaction, and either approves or disapproves the Related Party Transaction. A Related Party Transaction may be consummated and continue only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. If advance Audit Committee approval of a Related Party Transaction requiring the Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the Chair of the Audit Committee, subject to ratification of the transaction by the Committee at the Committee’s next regularly scheduled meeting; provided that if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul the transaction. No director may participate in the approval of a Related Party Transaction for which he or she is a Related Party. The Audit Committee has reviewed and pre-approved certain types of Related Party Transactions, which are deemed approved or ratified, as applicable, under the policy, including the following:

•	Compensation:

•

to an executive officer or director of the Company if the compensation is required to be reported in our proxy statement pursuant to Item 402 of Regulation S-K promulgated under the Securities Exchange Act of 1934; or

•

to an executive officer of the Company, if such compensation would have been required to be reported under Item 402 of Regulation S-K as compensation earned for services to the Company if the executive was a “named executive officer” in the proxy statement, and such compensation has been approved, or recommended to our Board of Directors for approval, by the Executive Compensation Committee.

•	Transactions that are in our ordinary course of business and where the interest of the Related Party arises only:

•	from the Related Party’s position as a director of another corporation or organization that is a party to the transaction;
•

from the direct or indirect ownership by such Related Party and all other Related Parties, in the aggregate, of less than a 5% equity interest in another person (other than a partnership) which is a party to the transaction;

•	from both such positions and ownership described above; or
•

from the Related Party’s position as a limited partner in a partnership in which the Related Party and all other Related Parties, in the aggregate, have an interest of less than 5%, and the Related Party is not a general partner of and does not have another position in the partnership.

•

Transactions that are in our ordinary course of business and where the interest of the Related Party arises solely from the ownership of a class of our equity securities and all holders of such class of equity securities will receive the same benefit on a pro rata basis.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding the beneficial ownership of our outstanding Common Stock as of March 17, 2008 by (i) each of our directors, (ii) each of the named executive officers other than Brian C. Cornell, (iii) all of our executive officers and directors as a group, and (iv) each person believed by us to own beneficially more than 5% of our outstanding shares of Common Stock. Mr. Cornell, our former Executive Vice President and Chief Marketing Officer, is a named executive officer for fiscal year 2007 but terminated his employment with us during 2007. Therefore, we are unable to ascertain his beneficial ownership of our securities as of March 17, 2008. Except as indicated by the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Class(1)
Steven A. Burd(2)(3)	5,598,001	1.3%
Janet E. Grove(2)	25,000	*
Mohan Gyani(2)	20,000	*
Paul Hazen(2)	293,980	*
Frank C. Herringer	0	*
Robert I. MacDonnell(2)(4)	1,365,443	*
Douglas J. Mackenzie(2)(5)	176,022	*
Kenneth W. Oder	0	*
Rebecca A. Stirn(2)	18,396	*
William Y. Tauscher(2)	223,167	*
Raymond G. Viault(2)	29,700	*
Robert L. Edwards(2)(3)	708,502	*
Bruce L. Everette(2)(3)	600,680	*
Robert A. Gordon(2)	454,121	*
Larree M. Renda(2)(3)	724,509	*
All executive officers and directors as a group (23 persons)(2)(3)	11,574,881	2.6%

AXA Financial, Inc.(6) 1290 Avenue of the Americas, New York, NY 10104	48,000,043	10.9%
FMR LLC(7) 82 Devonshire Street, Boston, MA 02109	38,743,385	8.8%
Brandes Investment Partners, LP(8) 11988 El Camino Real, Suite 500, San Diego, CA 92130	27,914,495	6.3%
JPMorgan Chase & Co.(9) 270 Park Avenue, New York, NY 10017	23,032,785	5.2%

*	Less than 1%
(1)	For purposes of this table, a person or a group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire as of May 16, 2008 (60 days after March 17, 2008). For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any shares that such person or persons has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. For purposes of this table, stock units (into which directors’ fees are deferred under the Deferred Compensation Plan for Safeway Non-Employee Directors) are not included in directors’ beneficial ownership of our Common Stock. (For a discussion of directors’ stock units, see “Executive Compensation – Director Compensation” later in this Proxy Statement.) The address of each of the directors and executive officers included in this table is c/o Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, CA 94588-3229.

(2)	Includes shares issuable upon the exercise of stock options that are exercisable as of May 16, 2008, as follows: Mr. Burd, 4,429,099; each of Messrs. Gyani, Mackenzie and Viault and Ms. Grove, 20,000; Mr. Hazen, 12,000; each of Mr. MacDonnell and Ms. Stirn, 14,939; Mr. Tauscher, 218,700; Mr. Edwards, 642,176; Mr. Everette, 505,084; Mr. Gordon, 421,853; Ms. Renda, 621,584; and all executive officers and directors as a group, 8,189,557.
(3)	In addition to the shares of Safeway Common Stock reflected in the table above, certain of our executive officers hold shares of restricted Common Stock of Blackhawk Network Holdings, Inc., one of our subsidiaries, as follows: Mr. Burd, 300,000; Mr. Edwards, 167,000; Mr. Everette, 167,000; Ms. Renda, 167,000; and all executive officers and directors as a group, 801,000. None of these individuals, nor all executive officers and directors as a group, holds more than 1% of the outstanding Common Stock of Blackhawk Network Holdings, Inc.
(4)	Does not include 517,000 shares held in an irrevocable trust created by Mr. MacDonnell for the benefit of his children, with respect to which Mr. MacDonnell disclaims any beneficial ownership.
(5)	Includes 6,300 shares held in three Charitable Remainder Trusts. Also includes 29,100 shares held collectively by Radar Partners, L.P. and Radar Management LLC, which are attributable to Mr. Mackenzie’s ownership interests in those entities.
(6)	According to the Schedule 13G filed with the SEC on March 10, 2008 jointly on behalf of AXA Financial, Inc.; two French mutual insurance companies, AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, as a group referred to as the Mutuelles AXA; AXA; and their subsidiaries (collectively, the “AXA Group”). At February 29, 2008, the AXA Group was the beneficial owner of 48,000,043 shares of Safeway Common Stock. The subsidiaries of AXA Financial, Inc. were deemed to have voting and dispositive power of the shares as follows: AllianceBernstein, an investment adviser, sole voting power over 38,166,913 of the shares, shared voting power over 1,428,701 of the shares, sole dispositive power over 47,501,860 of the shares and shared dispositive power over 31 of the shares; and AXA Equitable Life Insurance Company, an insurance company and investment adviser, sole voting power over 36,822 of the shares and sole dispositive power over 36,822 of the shares. AXA Investment Managers Paris had sole voting power over 8,250 of the shares and sole dispositive power over 8,250 of the shares. AXA Konzern AG had sole voting power over 26,800 of the shares and sole dispositive power over 26,800 of the shares. AXA Rosenberg Investment Management LLC had sole voting power over 389,230 of the shares and sole dispositive power over 424,980 of the shares. Under that filing, each of the Mutuelles AXA, as a group, and AXA declared that the filing was not an admission of beneficial ownership of any securities covered by that Schedule 13G.
(7)	All information regarding FMR LLC and its affiliates is based on the Schedule 13G filed with the SEC on February 14, 2008 by FMR LLC and Edward C. Johnson 3d. At December 31, 2007, (i) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, was the beneficial owner of 31,196,725 of such shares as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940, (ii) Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC, was the beneficial owner of 4,009 of such shares in its capacity as an investment adviser to individuals, (iii) Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR LLC, was the beneficial owner of 1,508,400 of such shares in its capacity as an investment advisor to institutional accounts, non-U.S. mutual funds or investment companies registered under the Investment Company Act of 1940, (iv) Pyramis Global Advisors Trust Company, a bank that is an indirect wholly-owned subsidiary of FMR LLC, was the beneficial owner of 1,819,718 of such shares as a result of its serving as investment manager of institutional accounts, and (v) Fidelity International Limited was the beneficial owner of 4,214,533 of such shares as a result of its providing investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FMR LLC and Edward C. Johnson 3d each has sole dispositive power over 38,743,385 of such shares and sole voting power over 7,888,685 of such shares.
(8)

All information regarding Brandes Investment Partners, L.P. and its affiliates is based on the Schedule 13G filed with the SEC on February 14, 2008 by Brandes Investment Partners, L.P., an investment adviser and Delaware limited partnership, Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby (collectively “Brandes”). At December 31,

2007, Brandes Investment Partners, L.P. was the beneficial owner of, and Brandes was deemed the beneficial owner of, 27,914,495 shares of Common Stock with shared voting power over 22,221,004 of the shares, sole voting power over none of the shares and shared dispositive power over all 27,914,495 of the shares. Under that filing, each of Brandes Investment Partners, Inc., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby disclaimed direct ownership of the shares, except for an amount equal to substantially less than 1% of those shares, and Brandes Worldwide Holdings, L.P. disclaimed any direct ownership of those shares.

(9)	All information regarding JPMorgan Chase & Co. is based on the Schedule 13G filed with the SEC on February 5, 2008 by JPMorgan Chase & Co. on behalf of itself and its wholly owned subsidiaries, JPMorgan Chase Bank, National Association, J.P. Morgan Investment Management Inc., J.P. Morgan Trust Company, National Association, JPMorgan Asset Management (UK) Ltd., JPMorgan Investment Advisors Inc. and J.P. Morgan Trust Company of Delaware. At December 31, 2007, JPMorgan Chase Co. had sole voting power over 16,867,928 shares, shared voting power with respect to 1,816,622 shares, sole dispositive power over 20,695,886 shares and shared dispositive power with respect to 2,239,777 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and holders of more than 10% of our equity securities to file reports of ownership and changes in ownership of our securities (Forms 3, 4 and 5) with the SEC. To the best of our knowledge, based solely on a review of the Section 16(a) reports and written statements from executive officers and directors, for fiscal 2007, all required reports of executive officers and directors were filed on time.

PROPOSAL 1

ELECTION OF DIRECTORS

General

There are 11 nominees for election to our Board of Directors this year. All but two of the nominees have served as directors since the last annual meeting. Two of the nominees, Frank C. Herringer and Kenneth W. Oder, were appointed to our Board of Directors on March 6, 2008.

Each of the current directors has been nominated for reelection by the Nominating and Corporate Governance Committee.

Proxies may be voted for no more than 11 directors. Each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. Each director so elected will serve on the Board of Directors until our next annual meeting of stockholders and until his or her successor has been elected and qualified. Any incumbent director who is not so elected will continue as a “holdover” director under Delaware corporation law until his or her successor has been elected and qualified. However, any such director will be required to submit his or her resignation to the Nominating and Corporate Governance Committee for consideration by the Board. (See “Corporate Governance Principles and Board Matters – Majority Vote Standard and Director Resignation Policy” earlier in this Proxy Statement.)

The Board has determined that each of our current directors standing for reelection, except our Chairman of the Board and CEO, has no material relationship with Safeway and is independent under the “independent director” standards of the NYSE currently in effect. The Board has also determined that each of our current directors standing for reelection, except our Chairman of the Board and CEO and Mr. Oder, who was employed by us until September 2000, is independent under our Director Independence Standards.

The shares represented by proxies, whether provided in the accompanying form, by telephone or through the Internet, will be voted for the election of the 11 nominees named below unless the proxies direct otherwise. All of the nominees have consented to being named and to serve if elected. If any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board, or the number of directors may be reduced accordingly.

The following information, which has been provided by the directors, sets forth for each of the nominees for election to the Board of Directors such person’s age (as of the Record Date), principal occupation, employment and business experience during the past five years and the period during which such person has served as a Safeway director. There are no family relationships among our executive officers and directors.

Our Board recommends a vote “FOR” the election to the Board of each of the following nominees:

STEVEN A. BURD, age 58, has been a member of the Board of Directors since September 7, 1993 and has served as Chairman of the Board of Directors since May 12, 1998. He has been Chief Executive Officer of the Company since April 30, 1993 and President of the Company since October 26, 1992. Mr. Burd is also a director of Kohl’s Corporation.

JANET E. GROVE, age 57, has been a member of the Board of Directors since October 21, 2004. Ms. Grove was named as a Corporate Vice Chair of Macy’s Department Stores, Inc. in February 2003. She has served as Chair of Macy’s Merchandising Group, a division of Macy’s Department Stores, Inc., since 1998 and as Chief Executive Officer since 1999. Prior to her current position, Ms. Grove was Executive Vice President for Center Core, Cosmetics and Ready to Wear.

MOHAN GYANI, age 56, has been a member of the Board of Directors since October 21, 2004. Mr. Gyani has been Vice Chairman of Roamware, Inc. since January 2006, and he was Chairman and Chief Executive Officer of Roamware from May 2005 through December 2005. He served as the President and Chief Executive

Officer of AT&T Wireless Mobility Services from 2000 until his retirement from that company in 2003. He was a senior advisor to the Chairman and Chief Executive Officer of AT&T Wireless through December 2004. From 1995 through 1999, he was the Executive Vice President and Chief Financial Officer of AirTouch Communications. Mr. Gyani is a director of SIRF Technology Holdings, Keynote Systems, Inc., Mobile TeleSystems OJSC and UnionBanCal Corporation.

PAUL HAZEN, age 66, has been a member of the Board of Directors since July 18, 1990. Mr. Hazen retired from Wells Fargo & Co. in April 2001 after serving as Chairman since November 1998. He was Chairman and Chief Executive Officer of Wells Fargo & Co. from January 1995 to November 1998. Mr. Hazen is Chairman and a director of KKR Financial Corp. and a director of Xstrata (Schweiz) AG, listed on the London stock exchange.

FRANK C. HERRINGER, age 65, has been a member of the Board of Directors since March 6, 2008. Mr. Herringer has been Chairman of the Board of Transamerica Corporation, a financial services company, since 1996. He served as Chief Executive Officer of Transamerica from 1991 to 1999 and President from 1986 to 1999, when Transamerica was acquired by AEGON N.V. Mr. Herringer is also a director of Amgen Inc., a biotechnology company, and The Charles Schwab Corporation.

ROBERT I. MACDONNELL, age 70, has been a member of the Board of Directors since November 26, 1986. Mr. MacDonnell is retired from Kohlberg Kravis Roberts & Co., where he was a partner from 1982 to 2002, and now serves as Finance Chairman of ALL KINDS OF MINDS, a not-for-profit company serving learning disabled children. He is also a director of Xstrata (Schweiz) AG, listed on the London stock exchange.

DOUGLAS J. MACKENZIE, age 48, has been a member of the Board of Directors since March 10, 2005. Mr. Mackenzie is a Managing Member of Radar Management, LLC and has been a partner with Kleiner Perkins Caufield & Byers (“KPCB”) since 1992. He joined KPCB in 1989 and has focused his investment activities in the software sector.

KENNETH W. ODER, age 60, has been a member of the Board of Directors since March 6, 2008. Mr. Oder has been engaged in investment and philanthropic pursuits since leaving Safeway in September 2000. From 1993 to September 2000, Mr. Oder served as Safeway’s Executive Vice President of Labor Relations, Human Resources, Legal and Public Affairs. Prior to that, he was a partner at the law firm Latham & Watkins LLP.

REBECCA A. STIRN, age 55, has been a member of the Board of Directors since May 11, 1999. Since October 2004, she has served as a director, President and Chief Financial Officer of Aesthetic Sciences Corporation, a company developing innovative medical device products. From 1999 to 2005, she served as a business consultant. From January 1996 until September 1999, she was Vice President, Sales and Marketing of North America and Vice President of Global Marketing of Collagen Aesthetics, Inc. (formerly Collagen Corporation), which developed, manufactured and sold biomedical products.

WILLIAM Y. TAUSCHER, age 58, has been a member of the Board of Directors since May 12, 1998. He is the Managing Member of The Tauscher Group, which invests and assists in the management of enterprises involved with home products, transportation, security and real estate. He also is the Chairman and Chief Executive Officer of Artisoft, Inc. (dba Vertical Communications, Inc.), a communications technology company, and Chief Executive Officer of L.Kee & Company, a Chinese home textile manufacturer. He was Chairman of the Board and Chief Executive Officer of Vanstar Corporation from 1987 until 1999.

RAYMOND G. VIAULT, age 63, has been a member of the Board of Directors since December 15, 2004. He was Vice Chairman of General Mills Inc. from 1996 to 2004, when he retired. Before joining General Mills, Mr. Viault had a 20-year career with Kraft General Foods, serving in a variety of senior marketing and general management positions, including president of Kraft Jacobs Suchard and president of Maxwell House Coffee Co. He is also a director of Cadbury Schweppes, PLC, Newell Rubbermaid Inc. and VF Corporation.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Compensation Objectives and Philosophy

Our compensation programs for our executive officers are designed to attract and retain excellent managers and to motivate these managers to increase the market value of our stock over the long term. In support of these principal objectives, our compensation programs are designed to:

•	Provide our executives with base salaries, retirement and other benefits and perquisites that are competitive with those provided by other companies with whom we compete for executive talent;
•	Pay annual bonuses that reward our executives for the attainment of our annual financial, operational and strategic goals;
•

Grant our executives equity-based compensation that will motivate them to improve our long-term performance and, specifically, to increase the market value of our stock price over time, in addition to helping retain those executives; and

•	Motivate our executives to improve their individual performances.

In comparison to similar companies, we believe our compensation programs place greater emphasis on the achievement of Company-wide goals, rather than on the achievement of individual goals. We also believe that, in compensating our executives, we place greater emphasis than other companies on the objective of increasing the market value of our stock. We believe both of these points of difference help align the interests of our executives with those of our stockholders, promote the objective of compensating our executives for Company-wide performance and advance our objective of increasing stockholder returns.

Our principal compensation policies are:

•	To provide base salaries in the aggregate that are slightly below the median of our peer group (described below);
•	To set target total cash compensation (salary plus bonus) at levels at, or slightly below, the peer group median; and
•	To pay performance-based compensation and long-term equity compensation in excess of the peer group median when we outperform others in the industry or other appropriate measurement groups.

Peer Group

To determine competitive compensation practices, we collect data about the compensation practices at our peer group companies. The peer group, which is subject to change from time to time based upon industry conditions and availability of data, currently consists of 20 companies, including major grocery retailers, other major retailers and other companies in the food and consumer products industries. Our current peer group is:

Best Buy Co., Inc.	The Home Depot, Inc.	McDonald’s Corporation
Colgate-Palmolive	J.C. Penney	Office Depot, Inc.
Costco Wholesale Corporation	Kohl’s Corporation	Staples, Inc.
CVS Corporation	The Kroger Co.	SuperValu Inc.
Fortune Brands, Inc.	Limited Brands, Inc.	Target Corporation
Gap Inc.	Lowe’s Companies, Inc.	Walgreen Co.
General Mills, Inc.	Macy’s, Inc.

All of these companies, in both the grocery industry and the non-grocery industries, were selected for the peer group because they were considered to be significant competitors with respect to the individuals with the talent and experience needed to serve in our executive officer positions. The selected companies generally have annual sales in excess of $10 billion and a market capitalization of more than $5 billion. Peer group data is collected for executive positions so we can determine appropriate ranges of base salary levels and annual increases to attract and retain qualified executives. In general, we use the median of the peer group comparable position as our competitive benchmark.

Elements of Compensation

The major elements of compensation for our executive officers are:

•	Base salary;
•	Annual bonus;
•	Equity awards, and
•	Retirement benefits.

We also provide certain other benefits and perquisites to our executive officers, at levels we believe to be moderate (as detailed below).

We believe each of these elements forms an integral part of the overall compensation program and, taken together, these elements serve to achieve our compensation objectives, as follows:

Element	Purpose	Characteristics
Base Salaries

Form a stable part of the compensation package that is not dependent upon our performance; provide a degree of financial certainty our executives seek when they are considering whether to join or remain with us

Based on competitive levels; subject to modification for individual performance; not based on Company performance

Annual Bonuses	Reward our executives for meeting or exceeding our annual performance objectives, which, when accomplished, should have the effect of increasing our stock price	Based on achievement against specified targets

Equity Awards	Reward for long-term performance and increases in our stock price; incentive for our executives to increase our market value; retention through service-based vesting

Annual grants of stock options under long-term incentive plan based upon various factors, including the officer’s base salary, competitive levels of long-term incentive compensation and Company performance over the last several years

Element	Purpose	Characteristics
Retirement Benefits

Form a stable part of the compensation package that is not dependent upon our performance; provide a degree of financial certainty our executives seek when they are considering whether to join or remain with us

Based on competitive levels; not performance-based

Perquisites	Reflect Company security, efficiency or competitive compensation to our executive officers	Based on competitive levels; not performance-based

Other Benefits

Form a stable part of the compensation package that is not dependent upon our performance; provide a degree of financial certainty our executives seek when they are considering whether to join or remain with us

Based on competitive levels; not performance-based

We believe it is important to set base salaries, retirement benefits and other benefits and perquisites at competitive levels so we are able to attract and retain excellent managers. We also believe bonus levels must be set at competitive levels, but the objective of our bonus programs is to reward our executives for meeting or exceeding our annual performance objectives, which, when accomplished, should have the effect of increasing our stock price. The bonus programs and annual salary increases reward short-term performance and help retain our executive officers. Equity awards, particularly stock options, reward long-term performance and, specifically, increases in our stock price. We use stock options with service-based vesting because we believe this feature serves the retention objective of our compensation program. In this way, the various elements of our compensation program fit together to achieve the objectives described above.

Other items of note:

•	We currently do not have employment agreements with any executive officers;
•	We currently do not provide contractual change in control or severance benefits to any executive officer; and
•

In 2006, we adopted a policy that we will not enter into any severance agreement with an executive officer that provides severance benefits in excess of 2.99 times that executive’s most recent salary plus bonus, without stockholder approval.

How Compensation is Determined

Base Salaries

The executives we want to attract and retain expect to be paid a base salary that is comparable to the base salaries being paid by companies with which we compete for this talent. For this reason, the base salaries for executive officers, including our Chairman, President and Chief Executive Officer (“CEO”), are based on competitive salary levels, and are subject to modification for individual performance.

Base salaries are evaluated annually for all executive officers. Together with competitive data, individual factors are also considered, in a subjective manner, in setting base salaries, including the executive’s experience, achievements, leadership, teamwork and value to the Company. Consideration of these individual factors encourages our executives to improve their individual performances.

The base salary of Steve Burd, our CEO, is determined annually by our Board of Directors. Early in each fiscal year, Mr. Burd proposes written objectives to the Executive Compensation Committee of our Board of Directors against which his performance in the fiscal year should be measured. The Committee reviews this proposal and then recommends written objectives for Mr. Burd for the fiscal year for approval by our Board of Directors. At the end of each fiscal year, our Lead Independent Director (currently, Paul Hazen) collects information regarding Mr. Burd’s performance and discusses relevant issues and matters with him. The Lead Independent Director then reports his findings and discussions to the Executive Compensation Committee, which reviews Mr. Burd’s salary each year. The Committee periodically obtains information regarding the compensation of the chief executive officers of our peer group companies. The Committee then meets, without Mr. Burd present, and makes a recommendation to the Board regarding Mr. Burd’s base salary for the next fiscal year. The Board subsequently meets in executive session, without Mr. Burd present, and conducts a formal performance review of Mr. Burd and sets his base salary for the next fiscal year.

With respect to our Executive Vice Presidents, the Committee obtains compensation data concerning comparable positions at our peer group companies, which it reviews with Mr. Burd. Mr. Burd assesses the individual performance of each executive and proposes the base salaries for each of the Executive Vice Presidents. The Committee then sets these salaries. The procedure is similar for our other executive officers.

As CEO, Mr. Burd’s duties and responsibilities are unique. These responsibilities include overall responsibility for the strategic direction, management and operation of the Company. As a result, Mr. Burd’s base salary, bonus and equity compensation are materially greater than those of the other named executive officers.

Bonuses

The primary purpose of our bonus programs is to motivate our executives to meet or exceed Company-wide performance goals, particularly on a short-term basis, which is intended to increase our market value. We believe bonus programs at certain levels are necessary for competitive purposes to attract and retain desirable executives, and the fact that executives must be employed by us at the end of the fiscal year in order to be eligible for a bonus assists in retention.

We have two bonus plans: an operating performance bonus plan and a capital performance bonus plan. All executive officers participate in the operating bonus plan. Only those executive officers who participate in capital investment decisions participate in the capital bonus plan. The executive officers currently participating in the capital bonus plan include the CEO, the three Executive Vice Presidents, the Senior Vice President of Real Estate and Construction and the Senior Vice President of Supply and Manufacturing Operations. Bonuses are paid in early March, after the results of the prior fiscal year have been certified by the Committee.

Operating Bonus Plan

Under the 2001 Amended and Restated Operating Performance Bonus Plan for Executive Officers of Safeway Inc. (the “Operating Bonus Plan”), the Committee sets an operating performance threshold for a fiscal year at the beginning of that fiscal year. If that threshold is not met, no bonuses are paid under the Operating Bonus Plan. If that threshold is met, each participating executive officer is eligible to receive his or her maximum bonus amount (as described below), and the Committee examines the extent to which the threshold has been exceeded, considers other performance criteria for the fiscal year, particularly operating profit and identical-store sales growth, and determines the amount of the bonuses to be paid under the Operating Bonus Plan. The Operating Bonus Plan is intended to encourage our executive officers to meet or exceed our annual operational goals.

We undertake an annual planning process that culminates in the adoption and approval of an operating plan for the Company. The operating plan includes a target level for operating performance for the following fiscal year. The specific elements of our operating performance that can be relevant to compensation determinations generally, as set forth in the Operating Bonus Plan, are: identical-store sales growth; operating profit; and improvement in working capital. Each year, the Committee sets an operating performance threshold based upon target level performance of one or more of the above factors. If the operating performance threshold is met, the Committee determines the amount of any operating bonuses to be paid, in terms of a percentage of the maximum bonus amount allowed (which can include 0%). The target level for Company operating performance generally produces an Operating Bonus Plan payment of 50% to 60% of the maximum bonus amount allowed. In determining the amount of bonus payment for each executive officer, the Committee generally considers major performance objectives for the Company, such as identical-store sales growth and operating profit or earnings per share. The Committee has historically used operating profit and identical-store sales growth as the performance criteria under the Operating Bonus Plan because these factors are far more indicative of overall Company performance than improvement in working capital.

Upon hire or promotion (and subject to adjustment periodically), each executive officer is assigned a percentage of base salary that represents such officer’s maximum bonus payment under the Operating Bonus Plan. For example, for our 2007 fiscal year, the CEO was eligible to earn a maximum bonus payment under the Operating Bonus Plan equal to 170% of his annual base salary. Thus, if the Committee determined to pay 100% of the maximum bonus under the Operating Bonus Plan award for that fiscal year, the CEO would be paid a bonus equal to 170% of his annual base salary (subject to a maximum bonus of $3 million); if the Committee determined to pay 50%, the CEO would be paid a bonus equal to 85% of his annual base salary. For other executive officers, the percentage of annual base salary is smaller. These percentages are established based on a review of competitive compensation levels and may be modified by individual or Company-specific circumstances. Individual factors are considered in a subjective manner, including the executive’s experience, achievements, leadership, teamwork and value to the Company, in establishing these percentages. We do not set individual performance targets for our executive officers under our bonus plans. The actual bonuses payable to each executive may be less (but not more) than the maximum bonus amount determined pursuant to the Company performance criteria.

With respect to our 2007 fiscal year, operating profit was selected as the operating performance threshold under the Operating Bonus Plan and was set at $1,174 million (subject to adjustments for unusual items). Based on our actual results for our 2007 fiscal year, which reflected operating profit of $1,772 million, our performance exceeded the threshold of operating profit performance under the Operating Bonus Plan. The target levels under the Operating Bonus Plan (i.e., for payment of 50% of the maximum bonus) were for operating profit of $1,757 million and identical-store sales growth of 3.3% (excluding fuel). Because operating profit was $1,772 million, slightly above the target amount of $1,757 million, and because identical-store sales growth was 3.4% (excluding fuel), above the target amount of 3.3%, the Committee determined the CEO and each of the other named executive officers would be paid 58% of the maximum bonus under the Operating Bonus Plan. This amount was consistent with the guidelines for operating profit and identical-store sales growth approved by the Committee at the beginning of the year.

Capital Bonus Plan

The executive officers who are responsible for making capital investment decisions, including the CEO, are eligible for capital performance-based bonus awards under The Amended and Restated Capital Performance Bonus Plan for Executive Officers and Key Employees of Safeway Inc. (the “Capital Bonus Plan”). This bonus compensation is contingent on the achievement of one or more objectively determinable performance goals, such as operating profit, as well as certain recent capital investments, such as new stores or remodel capital investment projects, achieving targeted rates of return on invested capital. Capital performance generally is measured in periods occurring during the first and third fiscal years following completion of a particular project.

Under the Capital Bonus Plan, in addition to one or more objectively determinable performance goals, the Committee establishes targeted rates of return early in the fiscal year with respect to projects that will be reaching the first or third anniversaries of their completion dates during such fiscal year. These targeted rates of return will generally represent the expected internal rate of return at the time the capital project is approved by the

Company. The threshold under the Capital Bonus Plan will represent a lesser rate of return, and the maximum will represent a greater rate of return. With respect to first- and third-year projects, if both the performance goal(s) and the capital performance threshold are met for the year of measurement, the CEO and other participating executive officers will be eligible to receive a bonus. Because capital investment is a significant part of our business, the Capital Bonus Plan is intended to encourage our executive officers to make prudent capital investment decisions that produce superior returns.

As described above with respect to the Operating Bonus Plan, each participating executive officer has a bonus potential under the Capital Bonus Plan that is expressed as a percentage of that officer’s annual base salary. This percentage is established at a level intended to emphasize the importance of successful returns on capital spending to the Company. For example, in the case of the named executive officers who participate in the Capital Bonus Plan, the maximum bonus payable to each such officer under the Capital Bonus Plan is 30% of such officer’s annual base salary (subject to a maximum of $500,000 in the case of the CEO and $350,000 in the case of the other named executive officers). These percentages are established based on a review of competitive compensation levels, as may be modified by individual or Company-specific circumstances. Individual factors are considered in a subjective manner, including the executive’s experience, achievements, leadership, teamwork and value to the Company. If the performance goal(s) or the return on invested capital performance threshold for a performance period is not met, no bonuses are paid under the Capital Bonus Plan for that period. If both the performance goal(s) and the return on invested capital performance threshold for a performance period are met under the Capital Bonus Plan, then the Committee examines the extent to which the performance threshold has been exceeded and determines the percentage of the maximum bonus that is payable to the eligible executive officers for that fiscal year based on a pre-established formula. The payout percentage under the Capital Bonus Plan is generally the result of a mathematical straight-line calculation. The actual bonuses payable to each executive may be less (but not more) than the maximum bonus amount determined pursuant to the formula.

With respect to our 2007 fiscal year, operating profit was selected as the objectively determinable performance goal under the Capital Bonus Plan and was set at $500 million (subject to adjustments for unusual items). The threshold for return on invested capital performance was set at 22.3% as the weighted-average return on assets for first-year projects, and 27.0% as the weighted-average return on assets for third-year projects. The target performance (i.e., for payment of 50% of the maximum bonus) was set at 24.0% as the weighted-average return on assets for first-year projects, and 30.8% as the weighted-average return on assets for third-year projects. Based on the results measured for our 2007 fiscal year, which reflected operating profit of $1,772 million, weighted-average returns on assets of 26.4% on first-year projects and 36.3% on third-year projects, the Committee determined that the CEO and other participating executive officers would be paid a capital performance-based bonus for our 2007 fiscal year with respect to measured first- and third-year projects in an amount equal to 100% of the maximum allowable bonus.

With regard to bonuses under the Operating Bonus Plan and the Capital Bonus Plan for 2007, the Committee did not require that actual results exceed targeted amounts by any identified percentage in order for the named executive officers to receive such bonuses.

We believe the target total cash compensation (base salary plus “target” bonus) for our executive officers averages below the median of our peer group.

Equity

We have historically granted to our executive officers two forms of equity compensation: (1) stock options; and (2) occasionally, restricted stock. We also have granted to certain of our executive officers restricted stock awards with respect to the stock of our subsidiary, Blackhawk Network Holdings, Inc. (“Blackhawk”).

Stock Options

All of our stock option grants to our executive officers since 2003 have vested at the rate of 20% per year over five years, with a term of six years. Our options are granted with a per share exercise price equal to the fair market value of our stock on the grant date, as determined under our equity plan. We believe stock options provide an incentive for our executives to increase the Company’s market value, as represented by our stock price.

Long-Term Incentive Plan

Like many other companies, we have a long-term incentive plan (“LTIP”). Generally, the purpose of our LTIP is to encourage our executives to improve the Company’s long-term value, while also serving as a method for retaining our executives. Our LTIP involves annual grants of stock options to our executive officers. Compared to other LTIP programs that may involve a mix of cash and equity vehicles, we believe our stock-option-based LTIP most effectively focuses long-term performance on the objective of share price appreciation and aligns the interest of management with that of our stockholders.

Under the LTIP, the Committee makes annual grants of stock options to all executive officers based upon various factors, including the officer’s base salary, competitive levels of long-term incentive compensation and Company performance over the last several years. The Committee determines appropriate amounts of long-term incentive compensation to be paid to the CEO, the Executive Vice Presidents and the Senior Vice Presidents by examining competitive data ranges of compensation levels around the median peer group level and the binomial value of Company options, and taking into account recent Company performance. The Committee also considers individual factors, in a subjective manner, in determining amounts of long-term incentive compensation, including the executive’s experience, achievements, leadership, teamwork and value to the Company. We believe that our total direct compensation to executives in 2007 (total cash plus the expected value of these equity awards) was above the median of the peer group, reflecting the fact that we generally outperformed our peer group in recent years.

A table elsewhere in this Proxy Statement shows the stock option grants made to the named executive officers in the 2007 fiscal year.

Timing of Stock Option Grants

It has been our long-standing practice to set the exercise price for stock options at the closing trading price for our Common Stock on the date of grant. Beginning with the 2007 fiscal year, our policy is to select option grant dates for existing executive officers under the LTIP program that are the first day of our insider trading window period after the Committee meeting approving such grants, with the exercise price to be set at the closing trading price on that day.

Beginning with the 2007 fiscal year, our policy is that option grant dates for newly hired executive officers are the first business day of the calendar month following the first date of employment. Our policy for newly promoted executive officers is that option grant dates are the first day of our insider trading window period following the fiscal quarter in which such promotion occurred.

The Committee has the sole authority to make stock option grants to executive officers. The Committee generally will authorize grants to such officers only at a meeting, and the option grant dates selected will be no earlier than the date of the meeting. During the 2007 fiscal year, we had no program to select option grant dates for our executive officers in coordination with the release of material non-public information.

Restricted Stock

We have made restricted stock awards in the past only on certain occasions. These occasions were to attract certain new executive officers and to retain certain executive officers integral to our success at times when our existing compensation programs were insufficient to ensure retention. (Restricted stock in our Blackhawk subsidiary, described below, has been awarded for the reasons described in the next section.) The Committee currently anticipates future awards of restricted stock will be made, as necessary and appropriate, for similar reasons. No awards of our restricted stock have been made to the CEO. No awards of our restricted stock were made to any other named executive officer during the 2007 fiscal year.

Restricted Stock of Blackhawk

Blackhawk is engaged in businesses related to, but different from, our food retail business. Blackhawk’s businesses include electronic gift cards, other prepaid electronic cards (telecom, attractions, sports) and other products and services. Our Board of Directors believes Blackhawk is a high-growth business that, because of our ownership interest, could produce significant value to the Company and our stockholders.

In an effort to encourage the growth of Blackhawk for the benefit of the Company and our stockholders, and to retain executives viewed as important to our success, in February 2006, the Committee approved a restricted stock program at Blackhawk. Restricted shares of Blackhawk Common Stock were awarded to key Blackhawk executives. In addition, restricted shares of Blackhawk Common Stock were awarded to our executives whom the Committee believes are particularly responsible for the continued and future growth of Blackhawk. No awards of Blackhawk’s restricted stock were made to any of our executive officers in 2007. Safeway Inc. continues to own in excess of 95% of the shares of Blackhawk.

Equity Ownership Guidelines

In 2006, we established guidelines for stock ownership by our executive officers. We believe these guidelines, which are set forth in our Corporate Governance Guidelines, further link the interests of our executives and stockholders. Under these guidelines, the multiple of annual base salary to be owned in stock depends on the executive’s role in the Company, as follows:

Position	Multiple of Base Salary
CEO	10x
Executive Vice President	4x
Senior Vice President	2x

The executive officers have until the year 2011, or five years from the date of assuming the position (whichever is later), to meet these guidelines.

Retirement Plans

As noted above, we provide retirement benefits to our executive officers so our compensation package can be competitive with those retirement benefits provided by similar companies. Retirement benefits provide some degree of financial stability and certainty for our executives, helping to attract and retain desirable executives.

Retirement, or pension, benefits are provided to our executive officers under the Employee Retirement Plan, a qualified defined benefit pension plan, and the Retirement Restoration Plans (collectively, the “Retirement Plans”). The Retirement Restoration Plans provide benefits to certain employees, including executive officers, that cannot be paid under the qualified Employee Retirement Plan due to Internal Revenue Code limitations on the amount of compensation that may be recognized and the amount of benefits that may be paid. The Retirement Restoration Plans also recognize any compensation deferred under our deferred compensation plans for purposes of determining such benefits.

Effective July 1, 1999, the Employee Retirement Plan was amended to provide benefits primarily under a cash balance formula. Benefits accrued prior to the change were converted to an opening cash balance as of July 1, 1999, equal to the present value of accrued benefits on June 30, 1999. Benefits accrued after July 1, 1999 under the cash balance formula are accrued by the addition of compensation-based credits and interest credits to each participant’s cash balance until retirement. Interest credits are based on the annual rate of return on 30-year treasury securities.

Vested benefits under the Employee Retirement Plan are available following termination, regardless of age. Benefits under the Retirement Restoration Plans are available to participants who terminate employment at or after age 55. The normal retirement benefit is determined as a life annuity that is actuarially equivalent (based on the annual rate of return on 30-year treasury securities and mortality assumptions specified in the Employee Retirement Plan) to the cash balance at retirement. Active participants as of June 30, 1999 are also eligible for a minimum benefit based on the benefit formulas under the Retirement Plans in effect prior to July 1, 1999, under which benefits continued to accrue through June 30, 2006.

For purposes of the Retirement Plans, compensation-based credits are determined as a percent of compensation which includes pay earned from full-time employment, contingent pay and pay for part-time employment, but excludes stock options and any special pay made solely in the discretion of the employer. The percentage applied to each year’s compensation increases with years of participation in the Retirement Plans (from 6% upon commencement of participation to a maximum of 13% after completing 25 years of participation). Compensation under the cash balance formula for the named executive officers generally corresponds with the aggregate of the earned salary and bonuses for each such person.

In March 2005, our Board approved the terms of a Supplemental Retirement Benefit Agreement (the “Supplemental Retirement Agreement”) for Mr. Burd. The Committee previously approved and recommended the Supplemental Retirement Agreement. In making its recommendation, the Committee reviewed comparative data from approximately 150 public companies and from certain companies in the food industry. The Committee determined that Mr. Burd’s total retirement benefit under the Retirement Plans was below the level of retirement benefits provided to chief executive officers of the companies examined. In order to retain Mr. Burd’s services and to make his retirement benefits comparable to those of other executives, the Committee approved the Supplemental Retirement Agreement, which placed Mr. Burd approximately at the median of the executives examined.

Under the terms of the Supplemental Retirement Agreement, Mr. Burd’s total retirement benefit is calculated as a percentage of his final average compensation (defined as the average of Mr. Burd’s base salary and bonus for the five consecutive years during his final 10 years of service during which the total of his base salary and bonus is the highest). If Mr. Burd were to terminate employment with us at age 58 (his current age), he would be eligible to receive a retirement benefit equal to 53% of his final average compensation. As he continues in employment, this percentage will increase by 1% for each full year of service thereafter, up to a maximum of 60% of his final average compensation. Any amount determined pursuant to this formula will be offset by the actuarial equivalent of Mr. Burd’s benefits under the Retirement Plans and any other of Mr. Burd’s defined benefit retirement plans or programs. The Summary Compensation Table on page 31 reflects a significant increase in the change in pension value and non-qualified deferred compensation earnings for Mr. Burd from fiscal 2006 to fiscal 2007. The primary reason for this increase is that Mr. Burd’s total pay (salary plus bonus) from September 1, 2002 through August 31, 2007 (the five consecutive years during which Mr. Burd’s base salary and bonus combined have been the highest during the last 10 years), was significantly higher than during the previous measurement period of September 1, 2001 through August 31, 2006. The increase in Mr. Burd’s total salary plus bonus during the two measurement periods resulted from salary increases and better bonus percentages, reflecting the Company’s recent performance.

No other executive officer has a supplemental retirement benefit other than the Retirement Restoration Plans.

Tally Sheets

On at least an annual basis, the Committee reviews tally sheets for each of the named executive officers. These documents collect in one place the total compensation received by each such named executive officer, and the compensation each such named executive officer would receive under various events, including retirement, termination and change in control. The Committee reviews these tally sheets so it understands how these various events would affect the compensation received by these officers; however, the Committee has not historically used tally sheets to generally evaluate how each compensation element fits into our overall compensation objectives.

Other Elements of Compensation

Deferred Compensation Plans

We have two deferred compensation plans in which eligible officers, including executive officers, may participate. The plans allow the officer to defer salary or bonus and to have these funds mirror the investment performance of a selection of mutual funds. We do not contribute funds to the individual accounts of our executive officers under the deferred compensation plans. We are responsible for making payments under the plans on designated distribution dates.

Perquisites

Corporate Aircraft.  Based on the analysis of an independent security advisor, our Board has directed that Mr. Burd will ordinarily use Company aircraft for all air travel, both business and personal, including his immediate family when they are accompanying him. The Board has set guidelines to limit the incremental cost to the Company of the corporate aircraft based on Mr. Burd’s personal use. Incremental cost is calculated on the basis of our variable operating costs, including fuel costs, mileage, trip-related maintenance, on-board catering, landing/ramp fees and other variable costs. Other executive officers are discouraged from making personal use of the corporate aircraft, either by taking personal trips or by having non-business passengers accompany them on business trips.

Company-Provided Automobile.  For security purposes, we lease an automobile to provide ground transportation to Mr. Burd for commuting and business purposes. The commuting use is reflected as a perquisite for calculating Mr. Burd’s compensation in the tables set forth in this Proxy Statement. No other executive officer makes use of a Company-provided automobile for non-business purposes.

Home Security System.  For security reasons, we have installed a home security system at Mr. Burd’s residence. No other executive officer has a Company-provided home security system.

Financial Planning.  We make available to our executive officers the services of a financial planning firm. The firm offers services, paid for by us, valued at $15,000 for the executive’s first year with the firm, and $10,000 for each year after the first year. The executive is responsible for income taxes on any services provided through this program. Some executives, including Mr. Burd, have decided not to participate in this program.

Physical Examination.  In the past, we have also offered to pay for the cost of a physical examination for each executive officer each year, up to a limit of $2,500. The executive is responsible for any income taxes for a Company-paid physical. Only one of the named executive officers used this perquisite in 2007. This perquisite was discontinued effective November 1, 2007.

The Committee believes the perquisites described above are necessary and appropriate for reasons of Company security, efficiency or to provide competitive compensation to our executive officers.

Other Employee Benefits

We also provide other customary employee benefits so that our overall compensation package is competitive. We pay for life insurance for each corporate employee (including executive officers) in an amount equal to two times annual salary, up to a maximum of $1 million. The employee is responsible for the income tax for any amount exceeding $50,000 in insurance. We offer medical plans, dental plans, vision plans and disability insurance plans, for which executives are charged the same rates as all other employees.

Change in Control

We have not historically entered into severance or change in control agreements with our executive officers providing for cash payments in the event of the executive’s termination, whether such termination is voluntary, for cause or otherwise. We believe that equity-based compensation motivates our executive officers to increase the market value of our stock and sufficiently aligns our executives’ interests with those of the Company and our stockholders.

Our equity plan provides that all unvested stock options and restricted stock accelerate and vest in the event the Company undergoes a change in control. In keeping with our belief that our employees are directly responsible for the market value of our Common Stock, we believe it is appropriate to reward our employees with the full value of their equity awards in the event of a change in control of the Company. The outstanding shares of restricted Blackhawk Common Stock do not accelerate in the event of a change in control of the Company or Blackhawk.

Deductibility of Compensation

Section 162(m) of the Code limits the deductibility of compensation paid to the named executive officers to $1 million annually. Compensation that is “qualified performance-based compensation” generally is not subject to the $1 million deduction limit. Thus, amounts paid under our bonus plans and stock options granted pursuant to the LTIP will generally be fully deductible for tax purposes. Salary and restricted stock awards, including Blackhawk restricted stock, are subject to the Section 162(m) $1 million deduction limit. We consider the tax deductibility of any element of executive compensation as a factor in our overall compensation program. It is our intent to qualify all compensation paid to our top executives, where practicable under our compensation policies, for deductibility under Section 162(m)’s limits in order to maximize our income tax deductions. However, compensation may be approved that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid.

The following Report of the Executive Compensation Committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically request that such information be treated as soliciting material or we specifically incorporate it by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee of our Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the 2007 10-K, for filing with the SEC.

Executive Compensation Committee(1):

Raymond G. Viault, Chair

Paul Hazen

Robert I. MacDonnell

Rebecca A. Stirn

William Y. Tauscher

(1)	Mr. Herringer was appointed to the Executive Compensation Committee on March 6, 2008 and, as a result, he did not participate in the preparation of the Report of the Executive Compensation Committee.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the named executive officers for the fiscal years ended December 29, 2007 and December 30, 2006. The named executive officers are our Chief Executive Officer, Chief Financial Officer, three other most highly compensated executive officers ranked by their total compensation in the table below (reduced by the amount in column (h)) and our former Executive Vice President and Chief Marketing Officer who terminated his employment with us during fiscal year 2007.

Name and Principal Position (a)	Year (b)	Salary(1) (c)		Bonus (d)		Stock Awards (2)(3) (e)		Option Awards (2)(4) (f)			Non-Equity Incentive Plan Compensation (5) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings (6) (h)			All Other Compensation (7) (i)		Total (j)
Steven A. Burd, Chairman, President and Chief Executive Officer(8)	2007 2006	$ $	1,389,443 1,332,250	$ $	— —	$ $	109,598 208,725	$ $	4,200,186 2,383,658	(10)	$ $	1,786,823 2,639,825	$ $	2,475,712 632,342	(9)	$ $	255,082 212,298	$ $	10,216,844 7,409,098

Robert L. Edwards,	2007		$612,615		$—		$537,106		$1,780,283			$521,335		$91,012			$—		$3,542,351
Executive Vice President and Chief Financial Officer	2006		$590,928		$—		$570,214		$1,285,675	(10)		$730,505		$78,795			$—		$3,256,117

Larree M. Renda,	2007		$643,480		$—		$496,048		$1,448,182			$547,601		$80,034			$10,000		$3,225,345
Executive Vice President, Chief Strategist and Administrative Officer	2006		$622,877		$—		$555,304		$1,204,817	(10)		$770,000		$—			$10,000		$3,162,998

Bruce L. Everette,	2007		$612,773		$—		$496,048		$1,390,978			$521,470		$131,782			$—		$3,153,051
Executive Vice President, Retail Operations	2006		$593,154		$—		$555,304		$1,079,221	(10)		$733,256		$247,833			$—		$3,208,768

Robert A. Gordon, Senior Vice President, Secretary and General Counsel(11)	2007		$490,229		$—		$229,727		$688,678			$275,492		$79,539			$10,000		$1,773,665

Brian C. Cornell	2007		$331,736		$—		$699,188		$786,361			$—		$—			$—		$1,817,285
Former Executive Vice President and Chief Marketing Officer(12)	2006		$691,425		$—		$1,208,714		$2,643,602	(10)		$854,739		$93,751			$11,412		$5,503,643

(1)	This amount is the named executive officer’s base compensation, which consists of the regular weekly base salary rate, excluding moving expenses, bonus pay and other payments that are not considered part of the computation of regular weekly salary rate, multiplied by the number of weeks worked during 2007 or 2006, as applicable. This amount also includes amounts earned but deferred at the election of the executive officer under our Executive Deferred Compensation Plans. See the discussion of the Executive Deferred Compensation Plans under “Executive Compensation – Post- Employment Compensation – Non-Qualified Deferred Compensation” later in this Proxy Statement.
(2)	The amount shown does not reflect compensation actually received by the named executive officer.
(3)	This amount consists of the compensation expense we recognized in fiscal years 2007 and 2006, as applicable, related to the grants of restricted Common Stock of Blackhawk in fiscal year 2006 and grants of our restricted Common Stock in prior fiscal years, computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”). The value of Blackhawk restricted stock for purposes of computing the compensation expense we recognized in fiscal year 2007 is based on an independent valuation, using methodologies described in footnote 9 on page 41 of this Proxy Statement. The value of Blackhawk restricted stock for purposes of computing the compensation expense we recognized in fiscal year 2006 was estimated to be $2.41 per share as of January 31, 2007, based on a valuation provided by a leading independent valuation firm, using standard methodologies for valuing non-public businesses.
(4)

This amount consists of the compensation expense we recognized in fiscal years 2007 and 2006, as applicable, related to the grants of stock option awards in fiscal years 2007 and 2006 and prior fiscal years, computed in accordance with SFAS 123R. All options granted to the named executive officers in 2007 and 2006 have an exercise price equal to the closing sale price of our Common Stock on the date of grant, become exercisable in annual cumulative installments of 20% of the number of options granted over a five-year period and have a six-year term. Actual gains, if any, on stock option exercises are dependent on several factors, including the future performance of our Common Stock, overall market conditions and the continued employment of the named executive officer. There can be no assurance that the amounts reflected in such calculation will be achieved. Also see Note G to the Consolidated Financial Statements in the 2007 10-K for an explanation of the assumptions made by us in the valuation of these stock option awards.

(5)	This amount consists of the cash bonuses awarded under our Operating Bonus Plan and our Capital Bonus Plan to each of the named executive officers for 2007 and 2006, as applicable. The amounts disclose the actual bonuses earned for 2007 and 2006 performance which were paid in March 2008 and March 2007, respectively, and do not reflect the amounts shown in the Grants of Plan-Based Awards Table below. These amounts also include amounts earned but deferred at the election of the executive officer under our Executive Deferred Compensation Plans. Additional explanation of the non-equity incentive plan compensation amounts paid can be found under the caption, “Compensation Discussion and Analysis – Elements of Compensation – Bonuses” earlier in this Proxy Statement.
(6)	This amount shows the change in pension value in fiscal years 2007 and 2006, as applicable, and includes aggregate above-market or preferential earnings in fiscal year 2007 of $8,590 for Ms. Renda and $1,650 for Mr. Gordon under our Executive Deferred Compensation Plans. Mr. Cornell had above-market or preferential earnings in fiscal year 2007 of $2,709; however, the overall change in pension value and non-qualified deferred compensation earnings for Mr. Cornell in fiscal year 2007 was ($116,105) because he terminated his employment with us prior to vesting in his benefits under our qualified defined benefit pension plan and prior to meeting the requirements for receiving benefits under our non-qualified defined benefit pension plan. There were no above-market or preferential earnings for Mr. Burd, Mr. Edwards or Mr. Everette in fiscal year 2007. In fiscal year 2006, the change in pension value and non-qualified deferred compensation earnings for Ms. Renda was ($9,499) as a result of a change in the assumptions used in calculating pension value and deferred compensation earnings. Amounts from the Non-Qualified Deferred Compensation Table were omitted for fiscal year 2006 since the aggregate earnings amounts included no above-market or preferential earnings in fiscal year 2006.
(7)	This amount shows our incremental cost for the provision of the specified perquisites to certain of the named executive officers in fiscal year 2007, as follows:

Name	Aircraft (a)	Company- Leased Auto (b)	Home Security System (c)	Financial Planning (d)	Total
Steven A. Burd	$245,237	$6,445	$3,400	$—	$255,082
Larree M. Renda	$—	$—	$—	$10,000	$10,000
Robert A. Gordon	$—	$—	$—	$10,000	$10,000

(a)	This amount reflects our aggregate incremental cost in 2007 of providing personal use of Company aircraft to Mr. Burd. Such aggregate incremental cost is calculated on the basis of the variable operating costs to us, including fuel costs, mileage, trip-related maintenance, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs, which do not change based on usage, such as aircraft purchase costs, pilot salaries and the cost of maintenance not related to trips, are excluded from the calculation of incremental cost. Based on the foregoing, the aggregate incremental cost to us in 2007 for Mr. Burd’s personal use of Company aircraft was $245,237. Pursuant to a resolution of the Board of Directors, Mr. Burd, as our Chief Executive Officer, is to use Company aircraft for all air travel, both business and personal, for security reasons. No other named executive officer makes use of Company aircraft for non-business purposes.
(b)	This amount reflects the commuting use of Mr. Burd’s Company-leased automobile and includes 33.6% of the costs associated with operating the vehicle. No other named executive officer makes use of a Company-provided automobile for non-business purposes.
(c)	This amount reflects the annual capitalized amount for new security equipment installed in Mr. Burd’s home in 2006. No additional costs were capitalized in 2007. There are no additional costs to us other than the annual capitalized amount. The monthly maintenance charges are paid by Mr. Burd and are not reimbursed by us. No other named executive officer has a Company-provided home security system.
(d)	This amount reflects our cost for financial planning services provided to the named executive officers by a financial planning firm in 2007. Not all named executive officers have chosen to use this benefit.
(8)	Mr. Burd also serves on the Board; however, he does not receive additional compensation for his service as a director.
(9)	An explanation for the increase in the change in pension value and non-qualified deferred compensation earnings for Mr. Burd from fiscal year 2006 to fiscal year 2007 can be found under the caption, “Compensation Discussion and Analysis – Elements of Compensation – Retirement Plans” earlier in this Proxy Statement.
(10)	In preparing the Summary Compensation Table for inclusion in this Proxy Statement, it came to our attention that the compensation expense we recognized in fiscal year 2006 related to the grants of stock option awards in fiscal year 2006 and prior fiscal years, computed in accordance with SFAS 123R, was reported incorrectly in the Proxy Statement for our 2007 annual meeting of stockholders. The amounts reported in the 2007 Proxy Statement incorrectly netted out estimated forfeitures. The correct numbers are reported in the Summary Compensation Table above.
(11)	Mr. Gordon was not a named executive officer in fiscal year 2006. Accordingly, 2006 compensation information is not provided for Mr. Gordon.
(12)	Mr. Cornell terminated his employment with us as Executive Vice President and Chief Marketing Officer effective as of June 1, 2007.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information for each named officer with respect to all grants of plan-based awards in the fiscal year ended December 29, 2007. We do not grant performance-based awards under any equity incentive plan. Columns specified in the SEC rules are omitted where there is no amount to report.

Name	Date of Executive Compensation Committee Action	Grant Date(1)	Plan(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)			All Other Option Awards: Number of Securities Underlying Options(6)		Exercise or Base Price of Option Awards ($/Sh)(7)	Grant Date Fair Value of Stock and Option Awards(8)
				Threshold (4)	Target (4)	Maximum (5)
Steven A. Burd	2/20/2007	2/26/2007	1999 Equity Plan				1,000,000		$35.37	$9,827,800
			Operating Bonus Plan	$0	$1,181,027	$2,362,053
			Capital Bonus Plan	$0	$208,416	$416,833

Robert L. Edwards	2/20/2007	2/26/2007	1999 Equity Plan				273,000		$35.37	$2,682,989
			Operating Bonus Plan	$0	$290,992	$581,984
			Capital Bonus Plan	$0	$91,892	$183,785

Larree M. Renda	2/20/2007	2/26/2007	1999 Equity Plan				293,000		$35.37	$2,879,545
			Operating Bonus Plan	$0	$305,653	$611,306
			Capital Bonus Plan	$0	$96,522	$193,044

Bruce L. Everette	2/20/2007	2/26/2007	1999 Equity Plan				279,000		$35.37	$2,741,956
			Operating Bonus Plan	$0	$291,067	$582,134
			Capital Bonus Plan	$0	$91,916	$183,832

Robert A. Gordon	2/20/2007	2/26/2007	1999 Equity Plan				135,000		$35.37	$1,326,753
			Operating Bonus Plan	$0	$237,493	$474,986

Brian C. Cornell(9)	2/20/2007	2/26/2007	1999 Equity Plan				326,000	(10)	$35.37	$3,203,863

(1)	In accordance with our policy regarding the timing of stock option grants, the grant date for fiscal year 2007 grants under our LTIP program was the first day of our insider trading window period after the Executive Compensation Committee meeting at which such grants were approved.
(2)	We maintain the Operating Bonus Plan, the Capital Bonus Plan, the 1999 Equity Plan, the 2007 Equity Plan and a Blackhawk Network Holdings, Inc. 2006 Restricted Stock Plan for Safeway Executives (the “Blackhawk Plan”). Additional descriptions of each plan can be found below this table.
(3)	Payouts under the non-equity incentive plans were based on performance in 2007. The information in the Threshold, Target and Maximum columns reflects the range of possible payouts when the performance goals were set in February and March 2007. The amounts actually paid under the Operating Bonus Plan and Capital Bonus Plan for 2007 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(4)	Pursuant to the Operating Bonus Plan and Capital Bonus Plan, performance below a specific threshold will result in no payment with respect to that performance goal. Performance at or above these minimums would result in a payment from $0 up to the maximum bonus amounts. The target levels under the Operating Bonus Plan (i.e., for payment of 50% of the maximum bonus) were for identical-store sales growth of 3.3% (excluding fuel) and operating profit of $1,757 million. Target performance under the Capital Bonus Plan for the 2007 fiscal year (i.e., for payment of 50% of the maximum bonus) was set at 24.0% as the weighted-average return on assets for first-year projects, and 30.8% as the weighted-average return on assets for third-year projects.
(5)	Pursuant to the Operating Bonus Plan and Capital Bonus Plan, the amounts shown in this column for Mr. Burd represent 200% of his base compensation for 2007. The amounts shown in this column for Mr. Edwards, Ms. Renda and Mr. Everette represent 125% of their base compensation. The amount shown in this column for Mr. Gordon represents 97% of his base compensation.
(6)	Represents options granted to the named executive officers during 2007 pursuant to the 1999 Equity Plan. Option awards have a six-year term and become exercisable in annual installments of 20%, commencing one year from the date of grant, with full vesting occurring on the fifth anniversary of the date of grant.
(7)	Represents the fair market value of our Common Stock on the date of grant, based on the closing market price of our Common Stock on such date as reported in The Wall Street Journal.
(8)	See Note G to the Consolidated Financial Statements in the 2007 10-K for an explanation of the assumptions made in the valuation of these stock option awards.
(9)	Mr. Cornell did not receive any payouts under our non-equity incentive plans for fiscal year 2007 because he was not employed by us at the end of the fiscal year. As a result, the Threshold, Target and Maximum amounts are not applicable for Mr. Cornell.
(10)	Mr. Cornell terminated his employment with us before any of the shares subject to this option had vested. As a result, all of these option shares were cancelled in connection with the termination of Mr. Cornell’s employment with us.

Description of the Operating Bonus Plan

Bonus Awards to CEO

Eligibility.  The CEO is eligible for a bonus award for each fiscal year in an amount equal to a pre-established percentage, determined in the discretion of the Executive Compensation Committee, of the amount obtained by multiplying the CEO’s regular weekly base salary rate by the number of weeks during such year that the CEO served as CEO, up to a maximum bonus of $3 million.

Business Criteria.  The CEO’s bonus is based on a pre-established performance target, which includes one or more of the following components: (i) identical-store sales; (ii) operating profit; and (iii) working capital. For purposes of such goal, identical-store sales and operating profit include all of our operations.

Bonus Amount.  The bonus award for the CEO is based on the achievement of specified levels above the performance target. Prior to the payment of a bonus award to the CEO, the Committee must certify in writing the level of the performance goals attained.

Bonus Awards to Other Executive Officers

Eligibility.  Each of our executive officers (excluding the CEO) is eligible for a bonus award for each fiscal year in an amount equal to a pre-established percentage, determined in the discretion of the Committee, of the amount obtained by multiplying the executive officer’s regular weekly base salary rate by the number of weeks during such year that the executive officer served as an executive officer, up to a maximum bonus of $1.5 million. An executive officer is defined as an officer subject to Section 16(a) of the Securities Exchange Act of 1934.

Business Criteria.  Each executive officer’s bonus is based on a pre-established performance target which includes one or more of the following components: (i) identical-store sales; (ii) operating profit; and (iii) working capital. For purposes of such goal, identical-store sales and operating profit include all of our operations.

Bonus Amount.  The bonus award for any executive officer is based on the achievement of specified levels above the performance target, but the Committee, in its discretion, may reduce the amount payable to any executive officer. Prior to the payment of a bonus award to an executive officer, the Committee must certify in writing the level of the performance goals attained.

Adjustments to Performance Components

The Operating Bonus Plan provides that for each fiscal year, the Committee may provide for adjustments (as determined in accordance with generally accepted accounting principles (“GAAP”)) to any of the performance components for one or more items of gain, loss, profit or expense (i) determined to be extraordinary or unusual in nature or infrequent in occurrence, (ii) related to the disposal of a segment of a business, (iii) related to a change in accounting principle under GAAP, (iv) related to discontinued operations not qualifying as a business segment under GAAP, or (v) attributable to the business operations of any entity acquired by us during such fiscal year.

General

Base Salary Adjustments.  Any change in base salary effected after the first day of the fiscal year may be taken into account, on a proportionate basis, in computing any bonus award for the fiscal year.

Method of Payment.  Each bonus award may be paid, at the option of the recipient, in cash or in stock, or in any combination of cash and stock. Stock bonuses are awarded in accordance with the provisions of the 1999 Equity Plan (prior to May 16, 2007) or the 2007 Equity Plan (after May 16, 2007).

Accounting Practices.  The components of a performance target will be determined in accordance with our accounting practices in effect on the first day of the fiscal year, subject to the adjustments described above.

Amendment.  The Operating Bonus Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, to the extent required by Section 162(m) of the Code with respect to bonus awards that the Committee determines should qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, no action of the Board may modify the performance targets, target bonus awards or the percentages to be used to determine such bonus awards after the commencement of the fiscal year with respect to which such bonus awards relate.

Description of the Capital Bonus Plan

Bonus Awards

Eligibility.  Our executive officers and key employees who are responsible for making capital investment decisions are eligible to receive bonus awards under the Capital Bonus Plan. The maximum bonus amount for each executive officer for each fiscal year is equal to a pre-established percentage (up to 30%), determined in the discretion of the Committee, of such executive officer’s annual base compensation, up to a maximum bonus of $350,000 ($500,000 in the case of the CEO).

Business Criteria.  Each executive officer’s bonus under the Capital Bonus Plan is contingent on the achievement of one or more objectively determinable performance goals, such as operating profit, as well as certain recent capital investments, such as new stores or remodel capital investment projects, achieving targeted rates of return on invested capital. Capital performance generally is measured in periods occurring during the first and third fiscal years following completion of a particular project.

Bonus Amount.  The actual bonus amount for each executive officer is based on the achievement of specified levels at or above the performance target, but we have retained the discretion to reduce or eliminate the bonus amount otherwise payable to an executive officer (including the CEO). Prior to the payment of a bonus award to an executive officer, the Committee must certify in writing the level of the performance goals attained.

Adjustments to Performance Components

The Capital Bonus Plan provides that for each fiscal year, the Committee may provide for adjustments (as determined in accordance with GAAP to the extent applicable or, if not applicable, in accordance with our accounting practices, as in effect on the first day of the relevant performance period) to any of the performance components for one or more items of gain, loss, profit or expense (i) determined to be extraordinary or unusual in nature or infrequent in occurrence, (ii) related to the disposal or discontinued operation of a segment of a business (whether or not such segment qualifies as a “business segment” under GAAP), (iii) related to a change in accounting principle under GAAP, or (iv) attributable to the business operations of any entity acquired by us during such fiscal year.

General

Base Compensation Adjustments.  Any change in eligibility or annual base compensation effected after the first day of the fiscal year is taken into account, on a proportionate basis, in computing any bonus award for the fiscal year.

Method of Payment.  Each bonus under the Capital Bonus Plan will be paid in cash.

Amendment.  The Capital Bonus Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, to the extent required by Section 162(m) of the Code with respect to bonus awards that the Committee determines should be “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code, no action of the Board may modify the performance targets after the commencement of the fiscal year with respect to which such bonus awards relate.

Description of the 1999 Equity Plan

In May 2007, our stockholders approved a new equity-based plan, the 2007 Equity Plan. No awards have been made under the 1999 Equity Plan since the 2007 Equity Plan became effective. However, the stock options granted to our executive officers in February 2007 reflected in the Grants of Plan-Based Awards Table above were granted under the 1999 Equity Plan.

General Nature and Purpose.  The principal purpose of the 1999 Equity Plan was to provide incentives for our employees, non-employee directors and consultants to further our growth, development and financial success and to enable us to obtain and retain the services of employees, non-employee directors and consultants considered essential to our long-range success. Our equity incentive program under the 1999 Equity Plan was offered to more than 15,000 employees throughout the Company. The 1999 Equity Plan provides for awards (“Awards”) of non-qualified and incentive stock options, restricted stock, dividend equivalents, deferred stock, stock payments and stock appreciation rights.

Administration of the 1999 Equity Plan.  The 1999 Equity Plan generally is administered by the Executive Compensation Committee. Subject to the terms and conditions of the 1999 Equity Plan, the Committee generally has the authority to make all determinations and to take all actions necessary or advisable for the administration of the 1999 Equity Plan. Notwithstanding the foregoing, the Board of Directors conducts the general administration of the 1999 Equity Plan with respect to options granted to non-employee directors.

Awards under the 1999 Equity Plan.  The 1999 Equity Plan provides that the Committee may grant or issue stock options, stock appreciation rights, restricted stock, deferred stock, dividend equivalents and other stock-related benefits, or any combination thereof, to any eligible executive officer, employee or consultant. Each such Award will be set forth in a separate agreement with the person receiving the Award and will indicate the type, terms and conditions of the Award.

The 1999 Equity Plan provides that (i) Awards covering not more than 2,000,000 shares may be granted to any of our executive officers in any fiscal year or to any employee (other than an executive officer) in the year of his or her hiring, and Awards covering not more than 800,000 shares may be granted to any employee (other than an executive officer) in any subsequent year, and (ii) Awards covering not more than 1,600,000 shares may be granted to consultants in any year (collectively, the “Award Limits”). The 1999 Equity Plan provides that the Award Limits are subject to adjustment under certain circumstances, as described below.

Non-Qualified Stock Options (“NQSOs”) provide for the right to purchase Common Stock at a specified price, which may not be less than the fair market value on the date of grant, and usually will become exercisable (in the discretion of the Committee) in one or more installments after the grant date, subject to the participant’s continued employment with us and/or subject to the satisfaction of individual or Company performance targets established by the Committee. NQSOs may be granted for any term specified by the Committee, up to a maximum term of 10 years and one day. The Committee may extend the term of a NQSO in connection with the optionee’s termination of employment or consultancy or amend any other term or condition relating to such termination.

Incentive Stock Options (“ISOs”) are designed to comply with certain restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price not less than the fair market value of a share of Common Stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee’s termination of employment and must be exercised within 10 years after the date of grant. The Committee may extend the term of an ISO in connection with the optionee’s termination of employment, but such extension may disqualify the option from treatment as an ISO.

Restricted Stock may be awarded and made subject to such restrictions as may be determined by the Committee, and subject to vesting conditions based on continued employment or on performance targets established by the Committee. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until the restrictions, if any, are removed or expire. Recipients of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

Deferred Stock may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance targets established by the Committee. Like restricted stock, deferred stock may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

Stock Appreciation Rights (“SARs”) may be granted in connection with stock options or other Awards, or separately. SARs granted by the Committee in connection with stock options or other Awards typically will provide for payments to the holder based upon increases in the price of our Common Stock over the exercise price of the related option or other Award, but alternatively may be based upon criteria such as book value. Except as required by Section 162(m) of the Code, there are no restrictions specified in the 1999 Equity Plan on the amount of gain realizable from the exercise of SARs, although restrictions may be imposed by the Committee in the SAR agreements. The Committee may elect to pay SARs in cash or in Common Stock or in a combination of both.

Dividend Equivalents represent the value of the dividends per share paid by us, calculated with reference to the number of shares covered by the stock options, SARs or other Awards held by the participant.

Stock Payments may be authorized by the Committee in the form of shares of Common Stock, or an option or other right to purchase Common Stock, as part of a deferred compensation arrangement or otherwise in lieu of, or in addition to, all or any part of compensation, including bonuses, that would otherwise be payable in cash to the employee or consultant.

Exercise of Options.  The exercise prices of options granted to employees and consultants are fixed by the Committee, but may not be less than 100% of the fair market value of our Common Stock on the date of grant. Options under the 1999 Equity Plan are exercisable in installments in such amounts (which may be cumulative) as the Committee will provide in the terms of each stock option agreement; provided, however, that options must vest over a minimum of three years from the date of grant in order to become fully exercisable. The exercisability of options may be accelerated in the event of a change in control of the Company (as defined in the stock option agreement). Subject to the following, the expiration date, maximum number of shares purchasable, conditions to exercise and other provisions of individual stock option agreements are established by the Committee at the time of grant. No portion of an option which is unexercisable upon the termination of employment for any reason may thereafter become exercisable. Generally, options that are exercisable upon termination of an optionee’s employment with us or our subsidiaries expire three months following such termination. However, options may be exercised up until the expiration date of the full term of the options after termination of employment due to an optionee’s death, disability or retirement at age 55 or older in accordance with our retirement policies (unless earlier terminated by reason of the optionee’s willful misconduct).

Non-Transferability.  Options may be transferred only by will or by the laws of descent and distribution, and during a participant’s lifetime, are exercisable only by the participant. However, the Committee may, in its discretion, permit transfers by gift to a member of the holder’s immediate family or related entities or pursuant to a qualified domestic relations order.

Adjustments upon Change in Capitalization, Corporate Transactions and Other Circumstances.  In the event the Committee determines that any dividend or other distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution or sale, transfer, exchange or other disposition of all or substantially all of our assets, or exchange of our Common Stock or other securities, issuance of warrants or other rights to purchase our Common Stock or other securities or other similar corporate transaction or event, in the Committee’s discretion, affects our Common Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 1999 Equity Plan or with respect to an Award, the Committee will make equitable adjustments in: (i) the number and kind of shares of Common Stock (or other securities or property) with respect to which Awards may be granted or awarded; (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; and (iii) the grant or exercise price with respect to any Award.

Description of the 2007 Equity Plan

General Nature and Purpose.  The principal purpose of the 2007 Equity Plan is to provide additional incentive for our directors, key employees and consultants (and the employees and consultants of our subsidiaries) to further our growth, development and financial success, and the growth, development and financial success of our subsidiaries, by personally benefiting through the ownership of our Common Stock, or other rights that recognize such growth, development and financial success. The 2007 Equity Plan provides for awards of stock options, SARs, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments.

Administration of the 2007 Plan.  The Executive Compensation Committee is the administrator of the 2007 Equity Plan. The Committee has the power to: select which directors, employees and consultants are to receive awards and the terms of such awards, consistent with the 2007 Equity Plan; determine whether options are to be NQSOs or ISOs, or whether awards are to be “qualified performance-based compensation” under Section 162(m) of the Code; construe and interpret the terms of the 2007 Equity Plan and awards granted pursuant to the 2007 Equity Plan; adopt rules for the administration, interpretation and application of the 2007 Equity Plan; interpret, amend or revoke any of the rules adopted for the administration, interpretation and application of the 2007 Equity Plan; and amend one or more outstanding awards in a manner that does not adversely affect the rights and obligations of the holder of such award (except in certain limited circumstances).

Awards Under the 2007 Equity Plan.  The 2007 Equity Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Non-Qualified Stock Options.  NQSOs provide for the right to purchase shares of Common Stock at a specified price that is not less than the fair market value of a share of Common Stock on the date of grant, and usually will become exercisable (as determined by the administrator) in one or more installments after the grant date, subject to the completion of the applicable vesting service period or the attainment of pre-established performance goals. NQSOs may be granted for any term specified by the administrator, but the term may not exceed 10 years.

Incentive Stock Options.  ISOs are designed to comply with certain restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price not less than the fair market value of a share of Common Stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee’s termination of employment and must be exercised within 10 years after the date of grant. The Committee may extend the term of an ISO in connection with the optionee’s termination of employment, but such extension may disqualify the option from treatment as an ISO.

Stock Appreciation Rights.  Stock appreciation rights provide for the payment of an amount to the holder based upon the excess (if any) of the fair market value of our Common Stock over the exercise price of the SAR. The exercise price of a SAR must be at least 100% of the fair market value of a share of our Common Stock on the date of grant. SARs under the 2007 Equity Plan will be settled in cash or shares of Common Stock, or in a combination of both, at the election of the administrator. SARs may be granted in connection with stock options or other awards, or separately. SARs may be granted for any term specified by the administrator, but the term may not exceed 10 years.

Restricted Stock.  Restricted stock may be issued at such price, if any, as may be determined by the administrator and may be made subject to such restrictions (including service vesting or vesting based on the satisfaction of pre-established performance goals), as may be determined by the administrator. Restricted stock typically may be repurchased by us at the original purchase price, if any, or is forfeited, if the vesting conditions and other restrictions are not met. In general, restricted stock may not be sold, or otherwise hypothecated or transferred, until the vesting restrictions and other restrictions applicable to such shares lapse. A holder of restricted stock, unlike a holder of options or restricted stock units, generally will have voting rights and may receive dividends prior to the time when the restrictions lapse.

Deferred Stock Awards.  Deferred stock awards provide for the deferred issuance to the holder of the award of shares of Common Stock, subject to any conditions determined by the administrator. Deferred stock may not be sold or otherwise hypothecated or transferred until shares of Common Stock have been issued under the deferred stock award. Deferred stock will not be issued until the deferred stock award has vested, and a holder of deferred stock generally will have no voting or dividend rights prior to the time when the vesting conditions are satisfied and the shares are issued. Deferred stock awards generally will be forfeited, and the underlying shares of deferred stock will not be issued, if the applicable vesting conditions and other restrictions are not met.

Restricted Stock Units.  Restricted stock units provide for the issuance to the holder of shares of Common Stock, subject to vesting conditions (including vesting based on continued service or the satisfaction of pre-established performance goals). The issuance of shares of Common Stock pursuant to restricted stock units may be delayed beyond the time at which the restricted stock units vest. Restricted stock units may not be sold, or otherwise hypothecated or transferred, and a holder of restricted stock units will not have voting rights or dividend rights prior to the time when the vesting conditions are satisfied and the shares are issued. Restricted stock units generally will be forfeited, and the underlying shares of stock will not be issued, if the applicable vesting conditions are not met.

Dividend Equivalents.  Dividend equivalents represent the right to receive the value of the dividends per share paid by us, if any, calculated with reference to a specified number of shares of Common Stock. Dividend equivalent rights may be granted in connection with full-value awards granted under the 2007 Equity Plan. Dividend equivalents may be paid in cash or shares of Common Stock, or in a combination of both, at the election of the administrator.

Performance Awards.  Performance awards may be granted by the administrator to employees, consultants or directors based upon, among other things, the contributions, responsibilities and other compensation of the particular recipient. Generally, the amount paid or distributed under performance awards will be based on specific performance goals and may be paid in cash or in shares of Common Stock, or in a combination of both, at the election of the administrator. Performance awards may include “phantom” stock awards that provide for payments based upon the value of our Common Stock. Performance awards may also include bonuses granted by the administrator, which may be payable in cash or in shares of Common Stock, or in a combination of both.

Stock Payments.  Stock payments may be authorized by the administrator in the form of Common Stock or an option or other right to purchase shares of Common Stock and may, without limitation, be issued as part of a deferred compensation arrangement in lieu of all or any part of compensation – including, without limitation, salary, bonuses, commissions and directors’ fees – that would otherwise be payable in cash to the employee, director or consultant.

Award Limits.  The 2007 Equity Plan provides that (i) awards covering not more than 2,000,000 shares may be granted to any of our executive officers in any calendar year or to any employee (other than an executive officer) in the calendar year of his or her hiring, and awards covering not more than 800,000 shares may be granted to any employee (other than an executive officer) in any subsequent year, and (ii) awards covering not more than 800,000 shares may be granted to any consultant in any year, in each case, subject to adjustment under certain circumstances in order to prevent the dilution or enlargement of the potential benefits intended to be made available under the 2007 Equity Plan, as described below. In addition, certain employees – those whose compensation in the year of grant is, or in a future calendar year may be, subject to the limitation on deductibility under Section 162(m) of the Code – may not receive cash-settled performance awards in any calendar year having an aggregate maximum amount payable in excess of $5,000,000.

Transferability of Awards.  Awards generally may not be sold, pledged, assigned or transferred in any manner other than by will or by the laws of descent and distribution or, subject to the consent of the administrator, pursuant to a domestic relations order, unless and until such award has been exercised, or the shares underlying such award have been issued, and all restrictions applicable to such shares have lapsed. Notwithstanding the foregoing, awards other than ISOs may also be transferred to certain family members and trusts or an entity owned by these family members and trusts with the administrator’s consent. Awards may be exercised, during the lifetime of the holder, only by the holder or such permitted transferee.

Adjustments for Stock Splits, Recapitalizations and Mergers.  In the event of any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off or other transaction that affects our Common Stock, the administrator of the 2007 Equity Plan will equitably adjust any or all of the following in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the 2007 Equity Plan or with respect to any award: the number and kind of shares of Common Stock (or other securities or property) with respect to which awards may be granted or awarded under the 2007 Equity Plan; the limitation on the maximum number and kind of shares that may be subject to one or more awards granted to any one individual during any calendar year; the number and kind of shares of Common Stock (or other securities or property) subject to outstanding awards under the 2007 Equity Plan; the number and kind of shares of Common Stock (or other securities or property) for which automatic grants are subsequently to be made to non-employee directors; and the grant or exercise price with respect to any outstanding award.

Description of the Blackhawk Plan

Under the terms of the Blackhawk Plan, we may grant restricted stock awards to certain of our executives. The restricted stock awards are in the form of shares of Blackhawk Common Stock.

Purchase Price.  The purchase price of the restricted shares of Blackhawk Common Stock is par value ($0.001 per share). The restricted shares are nontransferable and are subject to repurchase rights (described below).

Vesting.  An executive’s restricted shares are subject to time-based vesting. The initial awards generally were 20% vested on the grant date (on or about February 24, 2006) and will vest in additional cumulative 20% installments on January 31 of each subsequent year through 2010. The executive must remain employed by us or one of our subsidiaries until the restricted shares vest.

Repurchase of Unvested Shares.  Following an executive’s termination of employment, Blackhawk has the right to repurchase any restricted shares that remain unvested at the original par value purchase price.

Fair Market Value.  Blackhawk obtains a periodic appraisal of the fair market value of the restricted shares, which is determined by an independent valuation firm. The appraisal is based on the value of Blackhawk after the application of any appropriate discounts.

Restrictions on Vested Shares.  Safeway, Blackhawk and the executives are parties to a stockholders’ agreement that restricts the sale or disposition of the restricted shares held by the executives. The agreement prohibits an executive’s sale or disposition of the restricted shares without our consent. An executive’s vested restricted shares are subject to certain put and call rights in the event of termination and certain other circumstances.

Corporate Transactions.  An executive’s restricted shares will continue to be subject to vesting following a spin-off, change in ownership or control or initial public offering of Blackhawk.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information for each named executive officer with respect to: (1) each grant of options to purchase our Common Stock that was made at any time, had not been exercised and remained outstanding at December 29, 2007; and (2) each award of restricted stock that was made at any time, had not vested and remained outstanding at December 29, 2007. As a result of Mr. Cornell’s termination of employment with us during fiscal year 2007, Mr. Cornell did not have any outstanding equity awards at the end of fiscal year 2007.

	OPTION AWARDS(1)					STOCK AWARDS(2)
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Steven A. Burd	1,200,000	0		$41.25	6/29/2008	300,000	(9)	$1,128,000	(9)
	2,000,000	0		$53.88	12/11/2010
	411,666	617,501	(3)	$18.11	3/18/2011
	205,800	823,200	(4)	$23.01	2/15/2012
	0	1,000,000	(5)	$35.37	2/26/2013

Robert L. Edwards	240,000	160,000	(6)	$20.02	3/25/2010	25,000	(10)	$873,750	(10)
	105,584	158,378	(3)	$18.11	3/18/2011	100,200	(9)	$376,752	(9)
	54,600	218,400	(4)	$23.01	2/15/2012
	0	273,000	(5)	$35.37	2/26/2013

Larree M. Renda	150,000	0		$30.94	12/11/2009	100,200	(9)	$376,752	(9)
	120,000	30,000	(7)	$20.15	12/12/2009
	6,000	0		$2.38	8/27/2011
	113,189	169,785	(3)	$18.11	3/18/2011
	58,600	234,400	(4)	$23.01	2/15/2012
	0	293,000	(5)	$35.37	2/26/2013

Bruce L. Everette	100,000	0		$34.22	2/17/2008	100,200	(9)	$376,752	(9)
	120,000	30,000	(7)	$20.15	12/12/2009
	107,789	161,685	(3)	$18.11	3/18/2011
	6,000	0		$2.38	8/27/2011
	50,000	0		$45.67	12/04/2011
	55,800	223,200	(4)	$23.01	2/15/2012
	0	279,000	(5)	$35.37	2/26/2013

Robert A. Gordon	100,000	0		$49.00	5/17/2009
	60,000	15,000	(7)	$20.15	12/12/2009
	100,000	0		$29.69	12/15/2009
	47,502	71,253	(3)	$18.11	3/18/2011
	23,800	95,200	(4)	$23.01	2/15/2012
	0	135,000	(5)	$35.37	2/26/2013
	16,000	4,000	(8)	$25.76	9/9/2013

(1)	Reflects all options held by the named executive officers as of December 29, 2007. Option awards become exercisable in annual installments of 20%, commencing one year from the date of grant, with full vesting occurring on the fifth anniversary of the date of grant. The exercise price of all options is equal to the fair market value of our Common Stock on the date of grant, based on the closing market price of our Common Stock for such date as reported in The Wall Street Journal.
(2)	Reflects all restricted stock awards held by the named executive officers as of December 29, 2007.
(3)	Options vest 20% per year with vesting dates of 3/18/2006, 3/18/2007, 3/18/2008, 3/18/2009 and 3/18/2010.
(4)	Options vest 20% per year with vesting dates of 2/15/2007, 2/15/2008, 2/15/2009, 2/15/2010 and 2/15/2011.
(5)	Options vest 20% per year with vesting dates of 2/26/2008, 2/26/2009, 2/26/2010, 2/26/2011 and 2/26/2012.
(6)	Options vest 20% per year with vesting dates of 3/25/2005, 3/25/2006, 3/25/2007, 3/25/2008 and 3/25/2009.
(7)	Options vest 20% per year with vesting dates of 12/12/2004, 12/12/2005, 12/12/2006, 12/12/2007 and 12/12/2008.
(8)	Options vest 20% per year with vesting dates of 9/9/2004, 9/9/2005, 9/9/2006, 9/9/2007 and 9/9/2008.
(9)	Represents shares of Common Stock of Blackhawk granted to the named executive officers on February 24, 2006 pursuant to the Blackhawk Plan. Blackhawk restricted stock was 20% vested on the date of grant. An additional 20% of the shares vests on 1/31/2007, 1/31/2008, 1/31/2009 and 1/31/2010. The value of Blackhawk restricted stock was estimated to be $3.76 per share as of November 15, 2007, based on a valuation provided by an independent valuation firm using standard methodologies for valuing non-public businesses. The valuation firm applied significant discounts to indicate that firm’s assessment of the risks associated with achieving projected results. The firm also applied a discount for the lack of marketability and minority interest of the shares.
(10)	Safeway Inc. restricted stock vests 25% per year with vesting dates of 3/25/2005, 3/25/2006, 3/25/2007 and 3/25/2008. The market value of Safeway Inc.’s restricted stock was $34.95 per share, the closing market price of our Common Stock as reported in The Wall Street Journal on December 28, 2007.

OPTION EXERCISES AND STOCK VESTED

The following table shows the number of shares of Common Stock acquired by each named executive officer during fiscal year 2007 upon the exercise of options and the number of shares of restricted stock held by each named executive officer that vested during fiscal year 2007. Value realized represents long-term gain over many years, and we do not consider it to be part of fiscal year 2007 compensation for the named executive officers who exercised options in 2007.

	OPTION AWARDS				STOCK AWARDS
Name	Number of Shares Acquired on Exercise		Value Realized on Exercise		Number of Shares Acquired on Vesting	Value Realized on Vesting
Steven A. Burd	2,180,000	(1)	$63,497,629	(2)	100,000	$240,900	(5)
Robert L. Edwards					25,000	$937,750	(6)
	—		—		33,400	$80,461	(5)
Larree M. Renda	100,000		$902,961	(3)	24,099	$829,729	(7)
					33,400	$80,461	(5)
Bruce L. Everette	100,000		$867,663	(4)	24,099	$829,729	(7)
					33,400	$80,461	(5)
Robert A. Gordon	—		—		12,050	$414,882	(7)
Brian C. Cornell	795,392		$10,286,017	(8)	50,000	$1,792,500	(9)
					33,400	$80,461	(5)

(1)	Mr. Burd continues to hold 700,000 shares acquired as a result of his fiscal year 2007 stock option exercises.
(2)	This amount represents the difference between the closing market price of our Common Stock as reported in The Wall Street Journal on the option exercise date, and the option exercise price, multiplied by the number of shares of Common Stock covered by the exercised options. The closing market prices of our Common Stock on the option exercise dates ranged from $31.16 to $34.36 per share. This option was granted to Mr. Burd on October 26, 1992 when he joined Safeway, at an exercise price of $2.8125 per share. The option had a 15-year term and would have expired on October 26, 2007. Mr. Burd’s general practice has been to hold stock options until near their expiration dates.
(3)	This amount represents the difference between the closing market price of our Common Stock as reported in The Wall Street Journal on the option exercise date, and the option exercise price, multiplied by the number of shares of Common Stock covered by the exercised options. The closing market prices of our Common Stock on the option exercise dates ranged from $35.25 to $35.55 per share. This option would have expired on July 23, 2007.
(4)	This amount represents the difference between the closing market price of our Common Stock as reported in The Wall Street Journal on the option exercise date, and the option exercise price, multiplied by the number of shares of Common Stock covered by the exercised options. The closing market prices of our Common Stock on the option exercise dates ranged from $34.39 to $35.75 per share. This option would have expired on July 23, 2007.
(5)	This amount represents the difference between $2.41, the estimated value of Blackhawk restricted stock on January 31, 2007, based on an independent valuation, and the award price, multiplied by the number of shares of Blackhawk Common Stock covered by the vested award. Blackhawk restricted stock vested 20% on January 31, 2007. In connection with the termination of Mr. Cornell’s employment with us, Blackhawk repurchased all of Mr. Cornell’s unvested and vested shares of Blackhawk Common Stock.
(6)	This amount represents the difference between $37.52, the closing market price of our Common Stock as reported in The Wall Street Journal on the release date of the restricted stock award, and the award price, multiplied by the number of shares of Common Stock covered by the vested award.
(7)	This amount represents the difference between $34.44, the closing market price of our Common Stock as reported in The Wall Street Journal on the release date of the restricted stock award, and the award price, multiplied by the number of shares of Common Stock covered by the vested award.
(8)	This amount represents the difference between the closing market price of our Common Stock as reported in The Wall Street Journal on the option exercise date, and the option exercise price, multiplied by the number of shares of Common Stock covered by the exercised options. The closing market prices of our Common Stock on the option exercise dates ranged from $30.80 to $36.51 per share.
(9)	This amount represents the difference between $35.86, the closing market price of our Common Stock as reported in The Wall Street Journal on the release date of the restricted stock award, and the award price, multiplied by the number of shares of Common Stock covered by the vested award.

POST-EMPLOYMENT COMPENSATION

PENSION BENEFITS

The following table quantifies the benefits expected to be paid to the named executive officers under our Employee Retirement Plan (the “ERP”), a qualified defined benefit pension plan, our Retirement Restoration Plan and our Retirement Restoration Plan II (collectively, the “RRP”), non-qualified defined benefit pension plans, and a Supplemental Employee Retirement Plan for Mr. Burd (the “SERP”). The Retirement Restoration Plan II became effective on January 1, 2005 in connection with the passage of Code Section 409A. The terms of the plans are described below the table.

The following actuarial assumptions were employed to derive the calculations shown on the table below: (1) pension economic assumptions utilized for our SFAS 132 (as amended by SFAS 158) financial reporting for the 2007 fiscal year were used for calculations at the end of 2007; (2) demographic assumptions are also consistent with pension financial reporting, with the exception of modified retirement and pre-retirement decrements as required by SEC guidance; (3) a discount rate of 6.10%; (4) a cash balance interest crediting and annuity conversion interest rate of 5.10%; and (5) an account balance interest crediting rate of 3.80%.

Additional actuarial assumptions used include the following: (1) account balance annuity conversion rate – product of account balance and a factor of 1.00% at ages over 55; (2) mortality table for lump sum conversion – Group Annuity Reserving 1994 (“1994 GAR”); (3) retirement table for post-retirement mortality – RP2000 projected to 2015; (4) no pre-retirement mortality, turnover or disability; (5) retirement age of 65 for cash balance only participants (Mr. Edwards, Mr. Gordon and Mr. Cornell), age 62 for participants in the ERP grandfather (Mr. Burd, Mr. Everette and Ms. Renda) and immediate retirement for Mr. Burd’s SERP agreement.

Columns specified in the SEC rules are omitted where there is no amount to report. As a result of Mr. Cornell’s termination of employment with us during fiscal year 2007, Mr. Cornell did not have any accumulated benefits under the ERP or the RRP at the end of fiscal year 2007.

Name	Plan Name(1)		Number of Years Credited Service (2)		Present Value of Accumulated Benefit (3)
Steven A. Burd	ERP RRP SERP	(4)	14.2 14.2 N/A		$ $ $	680,329 3,819,725 10,780,752

Robert L. Edwards	ERP RRP		2.8 2.8	(5) (5)	$ $	44,391 151,942

Larree M. Renda	ERP RRP		24.4 24.4	(5)	$ $	618,224 1,408,780

Bruce L. Everette	ERP RRP		31.1 31.1		$ $	898,529 2,337,705

Robert A. Gordon	ERP RRP		7.6 7.6		$ $	142,883 203,687

(1)

We provide our eligible executives with retirement benefits that are in addition to those provided to our employees generally. These retirement benefits are provided using a combination of a qualified defined benefit pension plan and non-qualified defined benefit pension plans. Mr. Burd is also covered by the SERP, called the Supplemental Retirement Benefit Agreement. No other executive officer has a supplemental retirement benefit other than the RRP. Under the ERP, upon termination of employment for any reason (including in connection with a change in control), a participant may elect to receive his or her vested benefit via a lump sum payment or an annuity paid monthly. Under the RRP, upon termination of employment for any reason (including in connection with a change in control), a participant will receive his or her vested benefit via an annuity paid monthly. Under the ERP, in the event of termination of employment for any reason, a participant must have at least five years of service with us or must have reached age 55 to receive his or her accumulated benefits, and under the RRP, a participant must have reached age 55 to receive his or her accumulated benefits.

(2)	The number of years of credited service and the present value of accumulated benefits are calculated as of December 29, 2007, which is the measurement date used for reporting purposes in the 2007 10-K.
(3)	Account-based cash benefits were projected to the assumed retirement age using the appropriate interest rate. No future contributions were assumed. These projected accounts were converted to annuities at the assumed retirement age using the annuity conversion mortality and interest assumptions used in our financial disclosures (e.g., cash balance accounts are converted using 1994 GAR mortality and 5.1% interest). Employee contribution account balances were converted to annuities at current assumptions. Benefits payable at the assumed retirement age were converted to a present value at that date using the mortality and interest assumptions for annuity present values that were used in our financial disclosures (e.g., end of fiscal 2007 annuity was valued at assumed retirement age using RP2000 projected to 2015 mortality and 6.1% interest). The present value determined at the assumed retirement age was discounted back to the end of the 2007 fiscal year using the pension financial reporting discount rate.
(4)	Since benefits under this plan are not tenure-based, there are no creditable years of service related to this plan. Mr. Burd’s SERP benefit was valued by calculating the gross benefit payable at the assumed retirement age and offsetting ERP and RRP benefits that would be payable at the same age. The net SERP benefit was then valued as an immediately payable annuity using the assumptions described previously. Upon termination of employment for any reason other than cause, Mr. Burd will receive his accumulated net SERP benefit as a monthly annuity. In the event of a termination of Mr. Burd’s employment for cause, Mr. Burd would not receive a payment under the SERP. Cause is defined in the SERP as: (i) an act of fraud, dishonesty, misappropriation, illegal conduct or gross misconduct that has a material impact on our assets or reputation; or (ii) a conviction of, or plea of nolo contendere to, a felony or misdemeanor involving moral turpitude and materially impacting the Company.
(5)	These amounts were not vested as of December 29, 2007. In the event the named executive officer’s employment had been terminated as of December 29, 2007 voluntarily, involuntarily with or without cause or as a result of a change in control, the named executive officer would have received $0 under this benefit.

Description of the Employee Retirement Plan and Retirement Restoration Plan

Retirement, or pension, benefits are provided to the executive officers under the ERP, a qualified defined benefit pension plan, and the RRP (collectively, the “Retirement Plans”). The RRP provides benefits to certain employees, including executive officers, that cannot be paid under the qualified ERP due to Code limitations on the amount of compensation that may be recognized and the amount of benefits that may be paid. The RRP also recognizes any compensation deferred under our deferred compensation plans for purposes of determining such benefits.

Effective July 1, 1999, the ERP was amended to provide benefits primarily under a cash balance formula. Benefits accrued prior to the change were converted to an opening cash balance as of July 1, 1999, equal to the present value of accrued benefits on June 30, 1999. Future benefits under the cash balance formula are accrued by the addition of compensation-based credits and interest credits to each participant’s cash balance until retirement. Interest credits are based on the annual rate of return on 30-year treasury securities.

Under the ERP, a participant becomes vested in his or her accrued benefits after five years of service or reaching age 55, whichever occurs first. If a participant has five years of service with us, vested benefits under the ERP are available following termination, regardless of age. Benefits under the RRP are available to participants who terminate employment at or after age 55. The normal retirement benefit is determined as a life annuity that is actuarially equivalent (based on the annual rate of return on 30-year treasury securities and mortality assumptions specified in the ERP) to the cash balance at retirement. Active participants as of June 30, 1999 are also eligible for a minimum benefit based on the benefit formulas under the Retirement Plans in effect prior to July 1, 1999, under which benefits continued to accrue through June 30, 2006.

For the purposes of the Retirement Plans, compensation-based credits are determined as a percent of compensation, which includes pay earned from full-time employment, contingent pay and pay for part-time employment, but excludes stock options and any special pay made solely in the discretion of the employer. The percentage applied to each year’s compensation increases with years of participation in the Retirement Plans (from 6% upon commencement of participation to a maximum of 13% after completing 25 years of participation). Compensation under the cash balance formula for the named executive officers generally corresponds with the aggregate of the earned salary, plus bonuses for each such person.

Under each of the Retirement Plans, the accumulated benefit of each of the named executive officers will vest if any of such individuals dies while still an employee. In such case, the executive officer’s beneficiary will receive the vested benefits in the form of a lump sum (ERP only) or an annuity paid monthly, if the beneficiary is the surviving spouse, or in installments, if the beneficiary is not the surviving spouse. In addition, under the RRP, each of the named executive officers is entitled to payment of a special death benefit if any of such individuals dies while employed as an executive officer or after retiring as an executive officer. If any of the named executive officers dies while employed as an executive officer, then the executive officer’s beneficiary will receive an RRP death benefit in a single lump sum payment equal to four times the executive’s base salary at the time of death, up to a maximum of $4 million, less any amount otherwise payable by Company-provided life insurance. Post-retirement death benefits are determined based on the former executive officer’s age and final average compensation.

Description of the Supplemental Employee Retirement Plan

In March 2005, our Board approved the terms of an agreement for a supplemental retirement benefit (the “Supplemental Retirement Agreement”) for Mr. Burd. The Executive Compensation Committee previously approved and recommended the Supplemental Retirement Agreement. In making its recommendation, the Committee reviewed comparative data from approximately 150 public companies and from certain companies in the food industry. The Committee determined that Mr. Burd’s total retirement benefit under the Retirement Plans was below the level of retirement benefits provided to chief executive officers of the companies examined. In order to retain Mr. Burd’s services and to make his retirement benefits comparable to those of other executives, the Committee approved the Supplemental Retirement Agreement, which placed Mr. Burd approximately at the median of the executives examined.

Under the terms of the Supplemental Retirement Agreement, Mr. Burd’s total retirement benefit is calculated as a percentage of his final average compensation (defined as the average of Mr. Burd’s base salary and bonus for the five consecutive years during his final 10 years of service during which the total of his base salary and bonus is the highest). If Mr. Burd were to terminate employment with us at age 58 (his current age), he would be eligible to receive a retirement benefit equal to 53% of his final average compensation, and this percentage would increase by 1% for each full year of service thereafter, up to a maximum of 60% of his final average compensation. Any amount determined pursuant to this formula will be offset by the actuarial equivalent of Mr. Burd’s benefits under the Retirement Plans and any other of Mr. Burd’s defined benefit retirement plans or programs.

Upon termination of employment for any reason other than for cause, Mr. Burd will receive his accumulated net SERP benefit as an annuity paid monthly. In the event of a termination of Mr. Burd’s employment for cause, Mr. Burd would not receive a payment under the SERP.

No other executive officer has a supplemental retirement benefit other than the RRP.

NON-QUALIFIED DEFERRED COMPENSATION

The following table shows the non-qualified deferred compensation benefits for each of the named executive officers for the fiscal year ended December 29, 2007. Columns specified in the SEC rules are omitted where there is no amount to report.

Name	Executive Contributions in Last FY (1)	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals/ Distributions (3)	Aggregate Balance at Last FYE (4)
Steven A. Burd	$—	$—	$—	$—
Robert L. Edwards	$—	$—	$—	$—
Larree M. Renda	$385,000	$56,719	$—	$952,753
Bruce L. Everette	$—	$—	$—	$—
Robert A. Gordon	$175,249	$39,325	$—	$715,690
Brian C. Cornell	$88,296	$31,428	$55,345	$512,273

(1)	This amount reflects the contributions made by each named executive officer and is included in each named executive officer’s compensation reported in the Summary Compensation Table, either as Salary or as Non-Equity Incentive Plan Compensation. No Company contributions were made for the named executive offers during the fiscal year ended December 29, 2007.
(2)	This amount reflects the credited earnings for Ms. Renda, Mr. Gordon and Mr. Cornell that accrued under our Executive Deferred Compensation Plan and Executive Deferred Compensation Plan II. Excess earnings within the nonqualified deferred compensation plans above the applicable federal long-term rate were valued as follows and are also reported in the Summary Compensation Table: $8,590, Ms. Renda; $1,650, Mr. Gordon; and $2,709, Mr. Cornell. There were no above-market or preferential earnings for Mr. Burd, Mr. Edwards or Mr. Everette and therefore, these amounts are not reported in the Summary Compensation Table.
(3)	This amount reflects the aggregate withdrawals and distributions by the named executive officers during the fiscal year ended December 29, 2007.
(4)	This amount reflects the aggregate balance as of December 29, 2007 that has previously been reported as compensation for each named executive officer in the Summary Compensation Table in prior years.

Description of the Executive Deferred Compensation Plans

We have two deferred compensation plans that are non-qualified defined benefit contribution plans: the Executive Deferred Compensation Plan and the Executive Deferred Compensation Plan II (collectively, the “Plan”), in which certain eligible officers, including executive officers, may participate. The Executive Deferred Compensation Plan was frozen as of December 31, 2004, and the Executive Deferred Compensation Plan II was adopted effective January 1, 2005 in connection with the passage of Section 409A of the Code. The Plan allows the officer to defer salary or bonus and to have these credited amounts mirror the investment performance of a selection of mutual funds. We do not credit matching contributions to the individual accounts of our executive officers under the Plan. We are responsible for making payments under the Plan on designated distribution dates.

Participants can defer up to 100% of base salary and up to 100% of bonus and a minimum of $5,000 for any plan year. The deferred amounts are credited to accounts established for the participants. Deferred amounts and credited earnings are held in a Rabbi Trust. Each participant is fully vested in the portions attributable to his or her own deferrals of salary and bonus.

At the time a participant makes a deferral election, he or she must elect when the amount attributable to such deferral election is to be distributed and whether such amount is to be paid in a lump sum or annual installments of five, 10 or 15 years. Participants can schedule distributions to be paid while employed or upon retirement. If a participant schedules a distribution to be paid while employed, the distribution must be in the form of a lump sum and must be at least $50,000. If a participant terminates for reasons other than retirement (voluntary termination at age 55 or older) or disability, the participant’s account balance will be paid in a lump sum. The Executive Compensation Committee may permit an early distribution to a participant upon his or her demonstration of need due to an unforeseeable emergency.

The table below shows the funds available under the Plan and the funds’ annual rate of return for the calendar year ended December 31, 2007. The performance results reported below are net of investment management fees. Participants can change investment allocations monthly. Any earnings or losses on each participant’s account are credited (or debited) with earnings (or losses) at the end of each month.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
American Funds American Bond	2.40%	MFC Global 500 Index – Class B	4.68%
Capital Guardian Income & Value	0.55%	PIMCO Total Return	7.89%
Davis Fundamental Value	3.47%	RCM Emerging Small Company	7.46%
Deutsche Dynamic Growth	8.65%	T. Rowe Price Blue Chip Growth	12.12%
Franklin Templeton International Value	8.92%	T. Rowe Price Equity-Income	2.78%
GMO U.S. Core	0.70%	T. Rowe Price Small Company Value	(1.74)%
Jennison Capital Appreciation	10.99%	T. Rowe Price Science & Technology	18.90%
Lord Abbett Mid Cap Value	0.14%	UBS Large Cap	0.83%
MFC Global Money Market	3.99%	Western Asset High Yield	1.09%

In the event of a change in control, the Board, in its discretion, may terminate the Plan during the period from 30 days prior to the change in control to 12 months following the change in control. If the Plan is terminated, all vested benefits must be distributed to the Plan participants within the 12-month period following termination of the Plan. We have the discretion to distribute such vested benefits in a lump sum payment or installments during that 12-month period.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

We generally have not entered into severance or change in control agreements with our executive officers providing for a cash payment in the event of a change in control or an executive’s termination of employment, whether such termination is voluntary, for cause or otherwise, and we do not currently have any such agreements in place with any of our executive officers.

No named executive officer currently has an employment agreement that provides a specific term of employment with us. Accordingly, the employment of any such executive officer may be terminated at any time at the discretion of our Board.

Under our Retirement Plans, in the event of a termination of employment of a named executive officer for any reason, including in connection with a change in control, the named executive officer is entitled to receive any vested retirement benefits that have accumulated as of the date of termination. For a discussion of the benefits that would be payable and the manner of payment to our named executive officers under the Retirement Plans and the Supplemental Retirement Agreement assuming a termination of employment as of December 29, 2007, see the section titled “Pension Benefits” above. Under our Executive Deferred Compensation Plans, in the event of a termination of employment of a named executive officer for any reason, including in connection with a change in control, the named executive officer is entitled to receive his or her account balance under such Plan as of the date of termination. For a discussion of the amounts payable and manner of payment to each of our named executive officers under our Executive Deferred Compensation Plans assuming a termination of employment as of December 29, 2007, see the section titled “Non-Qualified Deferred Compensation” above.

Acceleration of Options and Restricted Stock Upon a Change in Control.  In the event we undergo a change in control(1), the 1999 Equity Plan (the plan that currently governs all outstanding options held by the named executive officers) provides that unvested stock options and unvested restricted stock will accelerate and become vested. The Blackhawk restricted stock that was granted to the named executive officers in 2006 does not vest in the event of a change in control of the Company or Blackhawk. Below is a table that displays the 2007 fiscal year-end values of stock options and restricted stock that would vest upon a change in control.

Benefits Payable Upon Death.  Under each of the ERP and the RRP, the accumulated benefit of each of the named executive officers will vest if any of such individuals dies while an employee. In such case, the named executive officer’s beneficiary will receive the vested benefits in the form of a lump sum (for the ERP only), an annuity paid monthly, if the beneficiary is the surviving spouse, or in installments, if the beneficiary is not the surviving spouse. In addition, under the RRP, each of the named executive officers is entitled to payment of a special death benefit if any of such individuals dies while employed as an executive officer or after retiring as an executive officer. Under the special death benefit, if any of the named executive officers dies while employed as an executive officer, the named executive officer’s beneficiary will receive a single lump sum payment equal to four times the executive’s base salary at the time of death up to a maximum of $4 million, less any amount otherwise payable by Company-provided life insurance. Post-retirement death benefits are determined based on the former executive officer’s age and final average compensation. Set forth in the table below is the amount that would have been payable to the beneficiaries of each of our named executive officers had such benefit been triggered as of December 29, 2007. As a result of Mr. Cornell’s termination of employment with us during fiscal year 2007, Mr. Cornell was not eligible for post-employment payments as of December 29, 2007.

	Value of Unvested Options(2)	Value of Unvested Restricted Stock(2)	Death(3)			Additional RRP Lump Sum Death Payment
Steven A. Burd	$20,227,725	$—	ERP $	5,290
			RRP $	29,463		$3,000,000
			SERP $	73,716
Robert L. Edwards	$7,663,582	$873,750	ERP $	266
			RRP $	911		$1,466,880
Larree M. Renda	$6,101,915	$—	ERP $	5,367
			RRP $	11,786		$1,591,164
Bruce L. Everette	$5,831,783	$—	ERP $	7,354
			RRP $	19,032		$1,467,516
Robert A. Gordon	$2,595,349	$—	ERP $	155,224	(4)
			RRP $	221,279	(4)	$1,002,680

(1)

Change in control is defined in the stock option agreements as the occurrence of any of the following events: (a) any “person,” other than a Company employee benefit plan, a trustee or other fiduciary holding securities under a Company employee benefit plan or an underwriter who acquires such securities for the purpose of resale in an underwritten public offering of such securities, is or becomes the beneficial owner, directly or indirectly, of 25% or more of our then outstanding voting securities; (b) as a result of a tender offer or exchange offer for the purchase of our securities, or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, directors at the beginning of any two-year period, plus new directors whose election by the Board or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such two-year period or whose election or nomination for election was previously so approved (collectively, the “Continuing Board Members”), cease for any reason to constitute a majority thereof; or (c)(i) the consummation of our merger or consolidation with any other corporation regardless of which entity is the surviving company, other than a merger or consolidation which would result in our voting securities outstanding immediately prior to the transaction continuing to represent at least 80% of our then outstanding voting securities or such securities of such surviving entity outstanding immediately after such merger or consolidation, or (ii) the holders of our securities entitled to vote thereon approve a plan of complete liquidation of the Company, or (iii) the consummation of an agreement for the sale or disposition by us of all or substantially all of our assets. However, no event described in subparagraph (c)(i) shall constitute a change in control if (I) the merger or consolidation would result in our voting securities outstanding immediately prior to the event continuing to represent at least 50%, but less than 80%, of our then outstanding voting securities, or such securities of such surviving entity outstanding immediately after such merger or consolidation, and (II) prior to the occurrence of any such event, the Continuing Board Members unanimously determine, by resolution, that such event shall not constitute a Change in Control.

(2)	Based on the fiscal year-end closing price of our Common Stock of $34.95 as of December 28, 2007.
(3)	This amount represents the monthly payment for a single-life annuity paid to the surviving spouse. Benefits automatically vest upon death.
(4)	This amount represents the account balance paid to the designated beneficiary or estate.

Operating Bonus Plan and Capital Bonus Plan.  In the event an executive officer’s employment terminates on or after the last day of the fiscal year and before actual bonuses are paid, whether due to resignation, retirement, disability or otherwise, the Executive Compensation Committee retains the discretion to determine whether the executive is entitled to a bonus payout based on that fiscal year’s results under the Operating Bonus Plan and the Capital Bonus Plan. The estimated payout under these plans is described in the “Grants of Plan-Based Awards Table” earlier in this Proxy Statement.

Perquisites.  No perquisites, described in footnote 7 to the Summary Compensation Table in this Proxy Statement, continue after termination of employment.

DIRECTOR COMPENSATION

We believe that compensation for non-employee directors should be competitive and should encourage ownership of our Common Stock. Our compensation program for non-employee directors is intended to provide a competitive total compensation package designed in a manner consistent with evolving best practices.

Cash Compensation.  Each non-employee director receives an annual fee for service on the Board. From June 2004 through October 22, 2007, this fee was $125,000. In October 2007, our Board of Directors approved an increase in the annual fee for non-employee directors to $145,000, effective with the payment for the fourth quarter of 2007. Additionally, the Lead Independent Director, as well as the chairs of the Audit Committee and the Committee on Strategic Initiatives, receive an additional annual fee of $25,000. Each other member of these committees receives an annual fee of $15,000. The chairs of the Executive Compensation Committee and the Nominating and Corporate Governance Committee receive an annual fee of $15,000. Each other member of these committees receives an annual fee of $10,000. Each member of the Executive Committee, except Mr. Burd, receives an annual fee of $15,000. All fees are payable quarterly.

Deferred Stock Units.  Under the Deferred Compensation Plan for Safeway Non-Employee Directors II, as adopted in late 2006 and amended in October 2007 (the “Directors Deferred Compensation Plan”), for years prior to 2008, 50% of the fees each director received were automatically deferred into stock units based on an equivalent number of shares of Common Stock that could have been purchased with the deferred compensation. Starting with the 2008 plan year, $20,000 of the fees each director receives and 50% of the balance of such fees will automatically be deferred into stock units. These deferred amounts are payable only upon the director’s termination of service as a director. In addition, a non-employee director may elect to defer, until a specified calendar year or until retirement from the Board, all or any portion of the remaining portion of the director’s cash compensation. The director may elect to have such compensation credited to a cash credit account that accrues interest at the prime rate or a stock credit account. None of our non-employee directors’ has elected to have compensation credited to a cash credit account. Non-employee directors’ stock accounts are credited with additional stock units relating to the payment of dividends based on an equivalent number of shares of Common Stock that could have been purchased with the dividend payable on the number of shares to which the director’s stock units are then equivalent. All distributions of a director’s cash or stock credit account are made in cash.

Stock Options for New Directors.  We award stock option grants to our new directors. Each new director receives an initial grant of stock options to purchase 20,000 shares of our Common Stock at an exercise price no less than 100% of the fair market value of a share of our Common Stock on the date of grant.

Stock Ownership Requirements.  Prior to December 2007, our Corporate Governance Guidelines provided that, within 12 months of joining the Board, each new non-employee director must own a number of shares of our Common Stock equal to one year’s director cash compensation divided by the average price per share of our Common Stock calculated based upon the average share prices during the director’s first 60 days of service. Each director who was a member of the Board as of May 2, 2004, the date these stock ownership requirements were implemented, was required to own a minimum of 5,000 shares of our Common Stock. In December 2007, the Board amended our Corporate Governance Guidelines to provide that by the date that is the later of (i) five years from the date on which a non-employee director is elected to the Board or (ii) December 4, 2009, that director must achieve (and thereafter maintain) a level of Company stock ownership of not less than five times the amount of the annual cash retainer earned for service on the Board. The shares may be acquired by a director by purchasing shares of our Common Stock or by electing to have his or her cash compensation deferred under the terms of the Directors Deferred Compensation Plan.

The following table shows all cash and non-cash compensation provided in fiscal year 2007 to each of our non-employee directors who served as directors during fiscal year 2007. We do not award annual options or provide non-equity compensation or pension benefits to our non-employee directors. Columns specified in the SEC rules are omitted where there is no amount to report. No amounts are reported for Mr. Herringer or Mr. Oder because they did not serve as directors during fiscal year 2007.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Total (4)
Janet E. Grove	$—	$158,519	$36,272	$194,791
Mohan Gyani	$90,000	$93,614	$36,272	$219,886
Paul Hazen	$—	$219,826	$2,445	$222,271
Robert I. MacDonnell	$—	$178,527	$2,445	$180,972
Douglas J. Mackenzie	$—	$157,808	$39,650	$197,458
Rebecca A. Stirn	$77,500	$80,602	$2,445	$160,547
William Y. Tauscher	$85,000	$88,142	$2,445	$175,587
Raymond G. Viault	$—	$158,332	$45,629	$203,961

(1)	Consists of the fees earned in cash in fiscal year 2007 and fees paid on December 31, 2007.
(2)	Represents the total fees earned in stock in fiscal year 2007, including dividends, and fees paid on December 31, 2007. Each director’s stock credit account is credited, as of the last day of the calendar quarter, with a Common Stock equivalent equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased at the average of the closing prices of our Common Stock on each business day during the last month of the calendar quarter with the amount of the compensation deferred during the quarter under the Directors Deferred Compensation Plan. This amount also includes the total dividends paid during the year. As of the date any dividend is paid to holders of Common Stock, the director’s stock credit account is credited with additional Common Stock equivalents equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased at the closing price of our Common Stock on such date with the dividend paid on the number of shares of Common Stock to which the director’s stock credit account is then equivalent. As of December 31, 2007, the following numbers of shares were owned by each of the directors in his or her stock credit account: Ms. Grove, 17,502 shares; Mr. Gyani, 16,698 shares; Mr. Hazen, 44,734 shares; Mr. MacDonnell, 38,609 shares; Mr. Mackenzie, 14,547 shares; Ms. Stirn, 14,334 shares; Mr. Tauscher, 14,642 shares; and Mr. Viault, 16,728 shares. These share amounts do not include the quarterly dividends that were paid on January 17, 2008.
(3)	The amount shown does not reflect compensation actually received by the director. This amount consists of the compensation expense we recognized in fiscal year 2007 related to the grant of stock options in prior fiscal years, computed in accordance with SFAS 123R. Also see Note G to the Consolidated Financial Statements in the 2007 10-K for an explanation of the assumptions we made in the valuation of these stock option awards. The grant date fair value of each stock option award reflected in this column, computed in accordance with SFAS 123R, was as follows: Ms. Grove, $134,306; Mr. Gyani, $134,306; Mr. Hazen, $18,874; Mr. MacDonnell, $18,874; Mr. Mackenzie, $119,386; Ms. Stirn, $18,874; Mr. Tauscher, $18,874; and Mr. Viault, $142,754. The following numbers of option awards were held by each of the directors and outstanding as of December 31, 2007: Ms. Grove, 20,000 options; Mr. Gyani, 20,000 options; Mr. Hazen, 12,000 options; Mr. MacDonnell, 14,939 options; Mr. Mackenzie, 20,000 options; Ms. Stirn, 14,939 options; Mr. Tauscher, 218,700 options; and Mr. Viault, 20,000 options. In June 2000, we granted Mr. Tauscher an option to purchase 100,000 shares of Common Stock as compensation for services to us as a consultant regarding our equity investment in a new business venture. The option had an exercise price of $41.00 per share and vested ratably over five years. In May 2001, Mr. Tauscher received an automatic grant of an option to purchase 100,000 shares of Common Stock in accordance with our director compensation program then in effect. The option had an exercise price of $50.44 and vested ratably over three years.
(4)	The directors received no perquisites or other personal benefits in fiscal year 2007.

The following Report of the Audit Committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically request that such information be treated as soliciting material or we specifically incorporate it by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of four independent directors and operates under a written charter adopted by the Board of Directors, a copy of which is available on our Web site, www.safeway.com/investor_relations. The members of the Audit Committee are: Mohan Gyani, Chair; Janet E. Grove; Robert I. MacDonnell; and Rebecca A. Stirn. The Audit Committee selects our independent auditors, subject to stockholder ratification.

Management is responsible for our internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and to express an opinion as to the conformity of such financial statements with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance).

Our independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence. The Audit Committee also has considered whether the provision of non-audit services is compatible with maintaining the auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the 2007 10-K, for filing with the Securities and Exchange Commission.

Audit Committee:

Mohan Gyani, Chair

Janet E. Grove

Robert I. MacDonnell

Rebecca A. Stirn

INDEPENDENT AUDITORS’ FEES AND SERVICES

The following table summarizes the aggregate fees billed to Safeway by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte”) for professional services rendered for fiscal years 2007 and 2006.

	2007	2006
Audit Fees(1)	$4,614,000	$4,456,000
Audit-Related Fees(2)	$519,000	$403,000
Tax Fees(3)	$2,534,000	$2,089,000
All Other Fees(4)	$0	$0

(1)	Audit Fees represent fees for professional services provided in connection with the audit of our consolidated annual financial statements and internal control over financial reporting and review of our quarterly financial statements, as well as audit services in connection with statutory or regulatory filings, consents and other SEC matters.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” In 2007, this category consisted primarily of services related to employee benefit plan audits, and in 2006, this category consisted primarily of services related to subsidiary audits and employee benefit plan audits.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance and tax planning and advice. Fees for tax compliance services totaled $717,000 and $358,000 in 2007 and 2006, respectively. Tax compliance services included federal, state, local and international income tax return assistance, sales and use tax return assistance and assistance with tax audits. Fees for tax planning and advice services totaled $1,817,000 and $1,731,000 in 2007 and 2006, respectively.
(4)	All Other Fees consist of fees for products and services other than those reported above, of which there were none in 2007 and 2006.

Pre-Approval Process and Policy

All (100%) of the services performed by the independent auditors in 2007 and 2006 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its June 20, 2003 meeting, as amended on October 15, 2003. This policy describes the permitted audit, audit-related, tax and other services that the independent auditors may perform. The policy also requires that, each year, a description of the services expected to be performed by the independent auditors for that fiscal year in each of the specified categories be presented to the Audit Committee for pre-approval. Any pre-approval is detailed as to the particular service or category of services and generally is subject to a budget.

Any requests for audit, audit-related, tax and other services not contemplated by those pre-approved services must be submitted to the Audit Committee for specific pre-approval. Normally, pre-approval is considered at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to each member of the Audit Committee. That member must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

Periodically, the Audit Committee reviews the status of services and fees incurred year-to-date against the original pre-approved services and fee levels and the forecast of remaining services and fees for the fiscal year. Any proposed services exceeding the pre-approved fee levels will require separate pre-approval by the Audit Committee.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 29, 2007 about equity awards under our stock option plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders(1)	36,414,161	(2)	$28.857	23,222,328	(3)
Equity compensation plans not approved by security holders	0		N/A	0

Total	36,414,161		$28.857	23,222,328

(1)	Reflects securities to be issued under the 1999 Equity Plan and the 2007 Equity Plan. Includes shares issuable under the 1999 Equity Plan pursuant to awards of stock options made under prior plans we maintained, which were consolidated into the 1999 Equity Plan upon approval by our stockholders.
(2)	Excludes 2,660 outstanding options with a weighted-average exercise price per share of $42.64 acquired under the 1996 Equity Participation Plan of Dominick’s Supermarkets, Inc. and the 1995 Amended and Restated Stock Option Plan of Dominick’s Supermarkets, Inc.; and 62,171 options with a weighted-average price per share of $14.1443 acquired under the Randall’s Food Markets, Inc. Stock Option Plan and Restricted Stock Plan and the Amended and Restated 1997 Stock Purchase and Option Plan for Key Employees of Randall’s Food Markets, Inc.
(3)	Excludes 63,172 shares remaining available for future issuance under the 1996 Equity Participation Plan of Dominick’s Supermarkets, Inc. and the 1995 Amended and Restated Stock Option Plan of Dominick’s Supermarkets, Inc.; and 11,393 shares remaining available for future issuance under the Randall’s Food Markets, Inc. Stock Option Plan and Restricted Stock Plan and the Amended and Restated 1997 Stock Purchase and Option Plan for Key Employees of Randall’s Food Markets, Inc.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR FISCAL YEAR 2008

The Audit Committee has selected, and the Board of Directors has ratified, the firm of Deloitte & Touche LLP, which has served as our independent auditors since 1987, to serve as our independent registered public accounting firm for fiscal year 2008. A representative of Deloitte & Touche is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. This selection is being submitted for ratification at the meeting. If not ratified, the selection will be reconsidered by the Audit Committee, although the Audit Committee will not be required to select different independent auditors. Unless otherwise instructed, proxies will be voted FOR ratification of the selection of Deloitte & Touche LLP. See “Report of the Audit Committee” earlier in this Proxy Statement for more information regarding our independent auditors.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL, and your Proxy will be so voted unless you specify otherwise.

STOCKHOLDER PROPOSALS

Each stockholder proposal is included in this Proxy Statement exactly as submitted by the particular stockholder proponent. We have not corrected punctuation, grammar or spelling.

PROPOSAL 3

STOCKHOLDER PROPOSAL REGARDING CUMULATIVE VOTING

Mrs. Evelyn Y. Davis, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, who is the owner of 800 shares of our Common Stock, has given notice that she intends to present the following resolution for action at the Annual Meeting:

RESOLVED:  “That the stockholders of Safeway, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS:  “Many states have mandatory cumulative voting, so do National Banks.” “In addition, many corporations have adopted cumulative voting.” “Last year the owners of 131,829,890 shares, representing approximately 37% of shares voting, voted for this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

Board Recommendation

Our Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

Safeway’s present system for election of directors, which is like that of most major publicly traded corporations, allows all stockholders to vote on the basis of their share ownership. This procedure ensures that each director is elected by stockholders representing a majority of all shares voted. Our Board of Directors believes this voting system is the most fair and the most likely to produce an effective board of directors that will represent the interests of all of our stockholders.

In contrast, cumulative voting could promote special interest representation on the Board and would permit stockholders representing less than a majority of all shares to elect a director. This proposal would potentially allow a small stockholder group to have a disproportionate effect on the election of directors, possibly leading to the election of directors who advocate the positions of the groups responsible for their election rather than positions which are in the best interests of all stockholders. Furthermore, our Board believes cumulative voting may interfere with the continuing efforts of our Nominating and Corporate Governance Committee to develop and maintain a diverse Board of Directors comprised of individuals with the wide range of knowledge, experience and expertise necessary to best serve the Company. Most companies have eliminated cumulative voting, and most states that once mandated cumulative voting in corporate elections have repealed this requirement.

Our Board has taken a number of steps to achieve greater accountability to stockholders, and it does not believe cumulative voting enhances that accountability. Currently, the vast majority of our directors is independent. Our Board has a robust process to ensure the nomination and election of independent directors. Procedures adopted by the Nominating and Corporate Governance Committee include an examination of the candidate’s qualifications in light of our standards for overall structure and composition of the Board and the minimum director qualifications, as set forth in our Corporate Governance Guidelines and the Committee’s charter, in addition to the candidate’s independence as set forth in our Director Independence Standards and the NYSE listing standards. The Nominating and Corporate Governance Committee also considers candidates for director recommended by any stockholder who is, and has been for a period of at least six months, the beneficial owner of more than 1% of the outstanding shares of our Common Stock. Candidates nominated by stockholders will be evaluated in the same manner as any candidate identified by a Committee member. In addition, our Board has taken a number of other steps during the past four years to increase accountability to stockholders. The following practices adopted by the Board demonstrate the Board’s commitment to sound corporate governance:

•	The annual election of directors;
•	Amendment of our By-Laws to implement a majority voting policy for the election of directors;
•	Director nomination procedures and qualification criteria for director candidates;
•	Adoption of a policy to submit any stockholder rights plan to a stockholder vote;
•

Adoption of a By-Law providing that the amendment of any stockholder rights plan that has the effect of extending the term of the stockholder rights plan shall require the approval of three quarters of the independent members of the Board, and further providing that any stockholder rights plan adopted after the effective date of the By-Law will expire if not so amended no later than one year following the later of the date of its adoption and the date of its last such amendment; and

•	Adoption of a policy regarding stockholder communications with the Board, the Lead Independent Director, any Board committee or any individual director.

The proponent of this proposal has offered no evidence that cumulative voting would produce a more qualified or effective Board of Directors for the Company. Accordingly, the Board believes the present method of voting, which includes the majority vote standard, not only best promotes the election of directors who will represent the interests of our stockholders as a whole, but also ensures that individual stockholders have a meaningful voice in whether any particular director nominee is elected to the Board.

This proposal was rejected by our stockholders at each of the nine annual meetings at which it has been presented.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS STOCKHOLDER PROPOSAL, and your proxy will be so voted unless you specify otherwise.

PROPOSAL 4

STOCKHOLDER PROPOSAL REGARDING RETIREMENT ARRANGEMENTS FOR SENIOR EXECUTIVES

The Rolyan Fund, c/o Bartlett Naylor, 1255 N. Buchanan, Arlington, VA 22205, which owns more than $2,000 worth of our Common Stock, has given notice that it intends to present the following proposal for consideration at the Annual Meeting:

RESOLVED:  Shareholders request that the Board adopt a policy to seek shareholder approval of any future supplemental executive retirement plan (“SERP”) or individual retirement arrangement for senior executives that provides preferential benefit formulas, or supplemental pension benefits, not provided to other managers under the Company’s regular tax-qualified pension plan. Implementation of this policy shall not breach any existing employment agreements or vested benefits.

SUPPORTING STATEMENT

According to Safeway’s 2007 proxy statement, the present value of accumulated benefit of the CEO’s SERP is $8,508,087. We believe this is a substantial sum. It is greater, for example, than the grant date fair value of stock and option awards, according to the 2007 proxy statement.

Safeway’s proxy statement explains: “Under the terms of the Supplemental Retirement Agreement, Mr. Burd’s total retirement benefit is calculated as a percentage of his final average compensation (defined as the average of Mr. Burd’s base salary and bonus for the five consecutive years during his final ten years of service during which the total of his base salary and bonus is the highest).”

Institutional Shareholder Services has recommended that bonus pay be excluded from calculation of the SERP.

While pension plans are commonly viewed as retirement security and acknowledged as such by government policy through tax advantages, a SERP is different. It does not enjoy the same tax advantages, and therefore is a greater burden on shareholders. Moreover, it is our view that the Safeway SERP effectively serves as a primary source of executive compensation, not as an unimportant or incidental feature.

Our resolution simply asks that shareholders be provided a vehicle to approve such executive compensation plans as they are considered in the future.

Board Recommendation

Our Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board believes approval of this proposal would put the Company at a significant competitive disadvantage and would therefore be detrimental to the interests of our stockholders. The Board believes it is important that executive compensation be competitive with that of our competitors and with companies of similar size across all industries. Supplemental executive retirement plans are utilized by many large companies, many of which compete with us for executive talent. The Board oversees the compensation arrangements for the Company’s executive officers, primarily through the Executive Compensation Committee, which the Board has determined consists entirely of independent directors. The Board recognizes its responsibility to make executive compensation decisions in a manner it believes to be in the Company’s best interest and in the best interest of our stockholders. In order to attract and retain executives in a competitive business environment, it is critical that the Executive Compensation Committee have the flexibility to design, without delay, employment or retention arrangements that address the specific facts and circumstances of each executive’s situation. This flexibility would be substantially undermined by a requirement for stockholder approval.

Retirement benefits are a critical component of a senior executive’s overall compensation program and are essential to attracting, motivating and retaining the most highly talented executives with a demonstrated history of leadership and operating performance. Retirement benefits are also an important factor in an executive’s decision to accept or reject a new position because, in many instances, the best leaders must forfeit accumulated retirement and pension benefits with their current employer in order to accept a new position. The executive compensation process needs to be sufficiently flexible to allow the Executive Compensation Committee to privately recruit new executives and design retention packages and make binding offers and commitments on a timely basis. Requiring stockholders’ advance approval of retirement benefits would prevent this and would be impractical for several reasons. First, the stockholder pre-approval process would make retention and recruiting negotiations public and, in the case of recruiting efforts, would jeopardize the executive’s current employment arrangements. Second, even if stockholder approval followed an offer or commitment of employment, the offer would have to become public long in advance of a stockholders’ meeting, again jeopardizing the executive’s current employment. Further, since Safeway, like most other public companies, conducts our stockholders’ meeting annually, this process would prevent us from hiring or retaining leadership talent at the time these challenges and opportunities arise. Because we need to continue to retain our executives and recruit experienced executives from other companies, we must have flexibility to provide competitive benefits, including the replacement of retirement benefits that a senior executive relinquishes when leaving his or her current employer to join us.

The Board believes that the award to certain key executives of preferential benefit formulas, when used judiciously under appropriate circumstances, promotes stockholders’ interests by enabling us to recruit and retain the most qualified executive officers. We do not enter into these arrangements on a routine basis or with large numbers of executives. Currently, we have only one individual retirement arrangement in place, with Mr. Burd, that provides supplemental pension benefits not provided to other managers under our regular tax-qualified pension plans. As described on page 27 of this Proxy Statement, the Executive Compensation Committee determined that Mr. Burd’s total retirement benefit under our pension plans was below the level of retirement benefits provided to chief executive officers of certain companies examined. In order to retain Mr. Burd’s services and to make his retirement benefits comparable to those of other chief executive officers, the Executive Compensation Committee approved the Supplemental Retirement Agreement, which placed Mr. Burd approximately at the median of the 150 executives examined.

Owing to the market competition for qualified executives, the Company must have the ability to offer competitive employment packages to recruit and retain our executives and to motivate valuable executives to relocate to the Company, particularly when to do so would require the executive to forfeit substantial retirement benefits that he or she accrued elsewhere. Adoption of the proposal would lead to the Company having either to incur significant time and expense to convene a special stockholders meeting for the sole purpose of voting on this type of arrangement or delay finalizing a retention package or a prospective executive’s compensation package until after its approval at the annual meeting of stockholders. In either case, we would be at a significant competitive disadvantage in retaining or attracting qualified executives who decline to be subject to the uncertainty created by the stockholder approval requirement.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS STOCKHOLDER PROPOSAL, and your Proxy will be so voted unless you specify otherwise.

PROPOSAL 5

STOCKHOLDER PROPOSAL REGARDING USE OF RULE 10(b)5-1 TRADING PLANS

The American Federation of State, County & Municipal Employees, 1625 L. Street, NW, Washington, DC, which owns 2,886 shares of our Common Stock, has given notice that it intends to present the following proposal for consideration at the Annual Meeting:

Resolved, that stockholders of Safeway urge the board of directors (the “Board”) to adopt a policy regarding the use of prearranged trading plans for senior executives adopted to make use of the safe harbor from insider trading liability contained in the Securities and Exchange Commission’s Rule 10b5-1 (“10b5-1 Plans”), including the following principles:

•	Adoption, amendment or termination of a 10b5-1 Plan must be disclosed within two business days on Form 8-K.
•	Amendment or early termination of a 10b5-1 Plan is allowed only under extraordinary circumstances, as determined by the board or appropriate Board committee.
•	Ninety days must elapse between adoption or amendment of a 10b5-1 Plan and initial trading under the plan.
•	Reports on Form 4 must identify transactions made pursuant to a 10b5-1 Plan.
•	An executive may not trade in company stock outside the 10b5-1 Plan.
•	Trades under a 10b5-1 Plan must be handled by a broker who does not handle other securities transactions for the executive.

SUPPORTING STATEMENT

We believe that 10b5-1 plans, with proper safeguards, can serve a useful function. These plans, which are supposed to eliminate executives’ discretion over transactions in company stock, allow executives to diversify their holdings to meet legitimate personal needs while reducing the risk of insider trading liability.

Concern has been raised recently, however, that executives may be abusing 10b5-1 plans. A study by Stanford’s Alan Jagolinzer found evidence that trades executed within 10b5-1 plans were more lucrative for the insiders than trades executed by insiders at the same firms who had not adopted 10b5-1 plans, and that early terminations of 10b5-1 plans are associated with impending disclosures of negative news. Jagolinzer concluded that insiders with 10b5-1 plans engage in “some level of strategic trade” despite the rule’s purpose. (Alan Jagolinzer, “SEC Rule 10b5-1 and Insiders’ Strategic Trade,” at 9-11 (Sept. 2007) (available on www.ssrn.com); see also “Insiders with a Curious Edge,” Business Week (Dec. 18, 2006))

Linda Chatman Thomsen, director of the SEC’s Division of Enforcement, stated in a March 2007 speech that the Jagolinzer study “raises the possibility that plans are being abused in various ways to facilitate trading on inside information. We’re looking at that – hard.” (Mar. 8, 2007 speech to the Corporate Counsel Institute, available at http://www.sec.gov/news/speech/2007/spch0308071ct2.htm)

The suggested elements of the policy would help ensure that 10b5-1 plans are not abused. The limitations on amendment and early termination and the waiting period would constrain senior executives’ ability to trade (or terminate a plan and thus refrain from trading) based on material nonpublic information. The disclosure-related principles aim to increase transparency regarding 10b5-1 plans. Requiring that the broker handling 10b5-1 plan trades not handle other trades for an executive minimizes the likelihood that the executive will inadvertently communicate material nonpublic information to the broker. We believe such a policy would be useful here at Safeway, where Chairman and CEO Steven Burd has adopted several 10b5-1 plans over the years and sold $47.7 million in company stock in 2007.

We urge stockholders to vote for this proposal.

Board Recommendation

Our Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board believes the concerns raised in the proponent’s supporting statement regarding the misuse of inside information by executive officers, and many of the enumerated principles contained in the proposal, are adequately addressed by SEC rules, by existing criminal and civil legal prohibitions against insider trading and by our insider trading policies and restrictions. Pursuant to Section 16 of the Securities Exchange Act of 1934, our executive officers already must report on Forms 4 any transactions in our stock, whether through a 10b5-1 trading plan or otherwise, within two business days of the completion of such transactions. These filings are available for review by our stockholders on our Web site at www.safeway.com/investor_relations and the SEC Web site at www.sec.gov. We comply with all existing legal requirements regarding the adoption and use of 10b5-1 trading plans. If the proponent is concerned about the potential misuse of these plans, the proponent should more appropriately address these concerns to the SEC.

Further, we have already implemented a number of the enumerated principles contained in the proposal. Prior to adoption of a 10b5-1 trading plan by an executive officer, Safeway’s legal department must review and sign off on the proposed plan. The legal department specifically looks for a requirement that at least 30 days must elapse between adoption or amendment of a 10b5-1 trading plan and trading under the plan. Likewise, any amendment of an executive’s 10b5-1 trading plan requires legal department sign-off. To date, amendments or terminations of 10b5-1 trading plans by our executive officers have been rare. During the last five years, only one of our executive officers has amended a 10b5-1 trading plan (and in each case the amendment occurred during an open trading window period and at least three months elapsed between the date of the amendment and the first sale of shares pursuant to the amendment), and none of our executive officers has terminated a 10b5-1 trading plan. In accordance with our insider trading policy, described in more detail below, an executive may adopt or amend a 10b5-1 trading plan only during an open trading window period and only if the executive is not then in possession of material nonpublic information about Safeway or our securities.

The Board believes the restrictions included in the proponent’s proposed policy regarding the use of 10b5-1 plans by senior executives, particularly the principle that an executive may not trade in our stock outside of a 10b5-1 plan, would impede our ability to recruit or retain talented executives and would therefore be detrimental to the interests of our stockholders. Similar to other companies of comparable size across all industries, we have adopted certain benefit plans through which executives, and other employees, may purchase our Common Stock. The Safeway Stock Fund portion of our 401(k) Plan allows participants to invest portions of their retirement savings in our Common Stock. Both the Safeway Employee Stock Purchase Plan and our Direct Stock Purchase and Dividend Reinvestment Plan allow participants to invest a portion of their wages or salary in our Common Stock on a regular basis. The Board believes these plans not only provide executives and employees with valuable benefits, which helps us attract and retain talented executives by offering compensation and benefits packages that are comparable to those provided by companies competing for executive talent, but also encourage executives and employees to purchase our Common Stock, which helps further align their interests with the interests of our stockholders. The proposal’s proposed restriction that would prevent an executive from trading in our stock outside a 10b5-1 plan would preclude executives from participating in these benefits plans and would put us at a significant competitive disadvantage in attracting or retaining executive talent.

We also have a strict insider trading policy applicable to all employees, including executives, that prohibits employees from buying or selling our securities, or entering into derivative transactions with respect to our securities, at a time when the employee is in possession of material nonpublic information about Safeway or our securities. In addition to other restrictions, the policy provides that each of our executive officers, directors and key employees must pre-clear any and all transactions in our securities (including the adoption of a 10b5-1 trading plan) with our General Counsel or Trading Compliance Officer. Additionally, this strict pre-clearance requirement extends to spouses and children of an executive officer, director or key employee and to any other person with whom an executive officer, director or key employee may have a direct or indirect pecuniary interest in any of our equity securities owned by them. The Board believes our insider trading policy, with its restrictions on trading and strict pre-clearance requirements, successfully ensures that executive officers comply with insider trading laws while allowing us to attract and retain talented executive officers by offering competitive benefits plans.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS STOCKHOLDER PROPOSAL, and your Proxy will be so voted unless you specify otherwise.

GENERAL

Stockholder Proposals for 2009 Proxy Statement

Stockholder proposals for inclusion in the 2009 Proxy Statement must be received at our principal executive offices on or before December 4, 2008. In addition, all stockholder proposals for inclusion in the 2009 Proxy Statement must comply with the requirements of SEC Rule 14a-8 under the Securities Exchange Act of 1934. Our By-Laws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify our Corporate Secretary in writing 50 to 75 days before the meeting (or, if less than 65 days’ notice or prior public disclosure of the meeting date is given, within 15 days after such notice was mailed or publicly disclosed, whichever first occurs). Such notice must set forth certain information specified in our By-Laws.

Fiscal Year 2007 Annual Report

Our Annual Report to Stockholders for the fiscal year ended December 29, 2007 is being mailed to all stockholders of record with this Proxy Statement.

By Order of the Board of Directors,

Robert A. Gordon

Secretary

Dated: April 2, 2008

SAFEWAY

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Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 9:00 p.m., Pacific time, on May 13, 2008.

Vote by Internet

• Log on to the Internet and go to www.investorvote.com/swy

• Follow the steps outlined on the secured Web site.

Vote by telephone

• Call toll-free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

1. Nominees: For Against Abstain

01—Steven A. Burd [] [] []

04—Paul Hazen [] [] []

07—Douglas J. Mackenzie [] [] []

10—William Y. Tauscher [] [] []

For Against Abstain

02—Janet E. Grove [] [] []

05—Frank C. Herringer [] [] []

08—Kenneth W. Oder [] [] []

11—Raymond G. Viault [] [] []

For Against Abstain +

03—Mohan Gyani [] [] []

06—Robert I. MacDonnell [] [] []

09—Rebecca A. Stirn [] [] []

B Proposals — The Board of Directors recommends a vote FOR Proposal 2.

2. Ratification of appointment of Deloitte & Touche LLP as the

Company’s independent registered public accounting firm for fiscal year 2008.

For Against Abstain[] [] []

The Board of Directors recommends a vote AGAINST Proposals 3, 4 and 5.

For Against Abstain

3. Stockholder proposal requesting cumulative voting. [] [] []

4. Stockholder proposal requesting stockholder approval of future

SERPs or individual retirement arrangements for senior executives. [] [] []

5. Stockholder proposal requesting adoption of a policy regarding use of Rule 10b5-1 trading plans by senior executives. [] [] []

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – D ON BOTH SIDES OF THIS CARD.

C Authorized Signatures — This section must be completed for your vote to be counted. — Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Safeway Inc.

For the Annual Meeting - May 14, 2008

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, having received the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 2, 2008, appoints Steven A. Burd and Robert A. Gordon, and each or either of them as Proxies, with full power of substitution, to represent and vote all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the Hawaiian Village Beach Resort & Spa, 2005 Kalia Road, Honolulu, Hawaii on Wednesday, May 14, 2008 at 8:00 a.m., Hawaiian local time, or at any and all adjournments or postponements thereof, with all powers which the undersigned would possess if personally present.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED UNDER ITEM (1), “FOR” THE PROPOSAL DESCRIBED IN ITEM (2), AND “AGAINST” THE STOCKHOLDER PROPOSALS DESCRIBED IN ITEMS (3), (4), AND (5), ALL OF SAID ITEMS BEING MORE FULLY DESCRIBED IN THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE ACCOMPANYING PROXY STATEMENT, AND, IN THE DISCRETION OF THE PROXIES, ON OTHER MATTERS THAT MAY PROPERLY BE PRESENTED AT THE MEETING. IF ANY OF THE NAMED NOMINEES SHOULD BECOME UNAVAILABLE PRIOR TO THE ANNUAL MEETING, THE PROXY WILL BE VOTED FOR ANY SUBSTITUTE NOMINEE OR NOMINEES DESIGNATED BY THE BOARD OF DIRECTORS. THE UNDERSIGNED RATIFIES AND CONFIRMS ALL THAT SAID PROXIES OR THEIR SUBSTITUTES MAY LAWFULLY DO BY VIRTUE HEREOF.

Safeway stockholders as of the close of business on March 17, 2008 are entitled to attend the Annual Meeting. See “Annual Meeting Admission” on page 2 of the Proxy Statement for details on admission procedures.

D Non-Voting Items

Change of Address — Please print new address below.

Annual Report/Proxy Statement

Mark the box to the right if you would like to receive future delivery of proxy materials electronically. []

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting. []

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – D ON BOTH SIDES OF THIS CARD.